Exhibit 10.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

by and between

SENTYNL THERAPEUTICS, INC., as Purchaser,

and

EIGER BIOPHARMACEUTICALS, INC., as Seller

Dated as of March 31, 2024

i

3.12	Intellectual Property	26
3.13	Inventories	27
3.14	Taxes	27
3.15	Product Liability	27
3.16	Product Warranties; Product Return	27
3.17	Accounts Payable	27
3.18	Brokers and Finders	27
3.19	No Other Representations or Warranties	27

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF PURCHASER		28

4.1	Organization, Good Standing and Other Matters	28
4.2	Authority and Enforceability	28
4.3	No Conflict: Required Filings and Consents	28
4.4	Financing	29
4.5	Solvency	29
4.6	Litigation	29
4.7	Brokers and Finders	29
4.8	Investigation and Agreement by Purchaser; Non-Reliance of Purchaser; No Other Representations and Warranties	29
4.9	No Other Representations or Warranties	31

ARTICLE 5. BANKRUPTCY COURT MATTERS		31

5.1	Competing Transaction	31
5.2	Bankruptcy Court Filings	31
5.3	Assumption of Assigned Contracts	33

ARTICLE 6. PRE-CLOSING COVENANTS		34

6.1	Conduct of Business	34
6.2	Access to Information; Confidentiality	35
6.3	Efforts to Consummate	36
6.4	Notices and Consents	37
6.5	Regulatory Matters	37
6.6	Public Announcements	38
6.7	Update of Schedules; Knowledge of Breach	38

ARTICLE 7. POST-CLOSING COVENANTS		38

7.1	Access to Information; Books and Records	38
7.2	Post-Closing Receipt and Possession of Assets	39
7.3	Tax Matters	39

ARTICLE 8. CONDITIONS PRECEDENT		40

8.1	Conditions to Each Party’s Obligation	40
8.2	Conditions to Obligations of Purchaser	40
8.3	Conditions to Obligations of the Seller	41
8.4	Waiver of Condition; Frustration of Conditions	41

ARTICLE 9. TERMINATION		41

9.1	Events of Termination	41
9.2	Effect of Termination	43
9.3	Termination Fee and Expense Reimbursement	43

ARTICLE 10. GENERAL PROVISIONS		45

10.1	Survival of Representations, Warranties and Covenants	45
10.2	Entire Agreement	45
10.3	Amendment; No Waiver	45
10.4	Severability; Specific Versus General Provisions	46
10.5	Expenses and Obligations	46
10.6	Notices	46
10.7	Counterparts	47
10.8	Governing Law	48
10.9	Submission to Jurisdiction; Consent to Service of Process	48
10.10	Waiver of Jury Trial	48
10.11	Rights Cumulative	48
10.12	Assignment	49
10.13	Specific Enforcement; Remedies	49
10.14	Third-Party Beneficiaries	49
10.15	No Personal Liability of Directors, Officers and Owners	50
10.16	General Release	50
10.17	Legal Representation	51

SCHEDULES

[forthcoming]

EXHIBITS

Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Bill of Sale and Assignment and Assumption Agreement
Exhibit C	Merck Side Letter
Exhibit D	PRF Novation Agreement
Exhibit E	Sublicense Agreement

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of March 31, 2024 (the “Agreement Date”) is entered into by and between Sentynl Therapeutics, Inc., a Delaware Corporation (“Purchaser”) and Eiger BioPharmaceuticals, Inc., a Delaware corporation (the “Seller”).

RECITALS

WHEREAS, on March 31, 2024 (the “Petition Date”) the Seller and certain of its Affiliates (as defined below) filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Northern District of Texas (the “Bankruptcy Court”), thereby commencing chapter 11 cases (collectively, the “Bankruptcy Cases”);

WHEREAS, the Seller is a debtor-in-possession under the Bankruptcy Code and manages its properties and assets pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code;

WHEREAS, the Seller is engaged in the Business and owns, directly or indirectly, all of the Transferred Assets;

WHEREAS, the Seller desires to sell (or cause to be sold) to Purchaser, and Purchaser desires to purchase from the Seller, all of the Transferred Assets Free and Clear, and the Seller desires Purchaser to assume, and Purchaser desires to assume from the Seller, all of the Assumed Liabilities, in each case upon the terms and subject to the conditions hereof, pursuant to a Sale Order and Sections 105(a), 363 and 365 of the Bankruptcy Code and Rules 6004 and 6006 of the Federal Rules of Bankruptcy Procedure;

WHEREAS, the Transactions contemplated by this Agreement are subject to approval by the Bankruptcy Court and will only be consummated pursuant, among other things, to the Sale Order to be entered in the Bankruptcy Cases; and

WHEREAS, concurrently with the execution of this Agreement, Purchaser shall deposit (or cause to be deposited) an aggregate amount equal to the Deposit Escrow Amount into an escrow account (the “Deposit Escrow Account”) to be established and maintained by Escrow Agent pursuant to the Escrow Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1.

DEFINED TERMS

1.1 Defined Terms. The following terms shall have the following meanings in this Agreement:

“Action” means any action, proceeding, arbitration or litigation (whether civil, criminal or administrative) commenced, brought, conducted or heard by or before any Governmental Authority or arbitrator.

“Affiliate” of any particular Person means any other Person, directly or indirectly, controlling, controlled by, or under common control with, such particular Person. For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Agreement Date” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 2.11(a).

“Alternate Transaction” has the meaning set forth in Section 9.1(b).

“Applicable Law” means, with respect to any Person, any federal, provincial, state, local law, ordinance, principle of common law, code, regulation or statute applicable to such Person or such Person’s subsidiaries or to any of their respective securities, assets, properties or businesses.

“Asset Taxes” means any Taxes with respect to the ownership or operation of the Transferred Assets other than (a) Taxes based on net or gross income, and (b) Transfer Taxes.

“Assigned Contracts” has the meaning set forth in Section 2.1(d).

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Assumption Notice” has the meaning set forth in Section 5.3(a).

“Attorney-Client Information” has the meaning set forth in Section 10.17.

“Auction” has the meaning set forth in Section 5.2(i).

“Avoidance Actions” means any and all avoidance, recovery, subordination, or other claims, actions, rights, or remedies that may be brought by or on behalf of the Seller or its estate or other authorized parties in interest under the Bankruptcy Code or applicable non-bankruptcy law, including, but not limited to, actions or remedies under sections 510, 542, 543, 544, 545, and 547 through and including 553 of the Bankruptcy Code.

“Back-Up Bid” means the second highest or otherwise best bid if the successful bidder fails to consummate its bid in accordance with the Bid Procedures.

“Back-up Termination Date” means the first to occur of (a) thirty (30) days after the entry of the Sale Order, (b) consummation of the Transactions with the winning bidder at the Auction, (c) Purchaser’s receipt of notice from the Seller of the release by the Seller of Purchaser’s obligations under Section 5.2(i) and (d) March 13, 2024.

“Bankruptcy Cases” has the meaning set forth in the Recitals.

“Bankruptcy Code” has the meaning set forth in the Recitals.

“Bankruptcy Court” has the meaning set forth in the Recitals.

“Base Price” means $26,000,000 provided, however, that the Base Price shall be reduced by the amount of $214,285.71 per diem for each calendar day that the Closing occurs between April 24, 2024, and May 31, 2024; provided, further, that, notwithstanding the reduction, the Base Price shall not be less than $20,000,000 if Closing occurs no later than May 31, 2024.

“Bid Procedures” means those certain bidding procedures for the Sale of the Seller’s assets approved by the Bankruptcy Court.

“Bid Procedures Motion” means a motion filed by Seller with the Bankruptcy Court to seek approval of the Bid Procedures.

“Bid Procedures Order” means an Order of the Bankruptcy Court approving the Bid Procedures.

“Bill of Sale and Assignment and Assumption Agreement” means the bill of sale and assignment and assumption agreement, dated as of the Closing Date, by and between the Seller and Purchaser, substantially in the form attached hereto as Exhibit B.

“Business” means the business as presently conducted of the Seller Group related to the development, manufacture, sale, maintenance, and commercialization of Zokinvy in the Progeria Field (as such term is defined in the Sublicense Agreement) in the Territory.

“Business Day” means any day other than (a) a Saturday, Sunday or federal holiday or (b) a day on which commercial banks in Seattle, Washington are authorized or required to be closed.

“Business Intellectual Property” means all Owned Intellectual Property Assets together with all other Intellectual Property used in, held for use in, or necessary for the conduct of the Business.

“Buyer’s FDA Transfer Letters” means the letter to FDA in form and substance reasonably agreed by Purchaser and the Seller, accepting the transfer of rights to the NDA issued by FDA for Zokinvy in the Progeria Field from Seller.

“Closing” has the meaning set forth in Section 2.7.

“Closing Date” has the meaning set forth in Section 2.7.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor law.

“Competing Bid” has the meaning set forth in Section 5.1.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of July 26, 2023, by and between the Seller and Purchaser.

“Consent” means any consent, approval, authorization, waiver or license.

“Contract” means any written agreement, mortgage, indenture, lease (whether for real or personal property), contract or subcontract.

“Contracting Parties” has the meaning set forth in Section 10.15

“Cure Costs” means any and all costs, expenses or actions that Purchaser is required to pay or perform to assume any of the Assigned Contracts pursuant to section 365(b)(1)(A) and (B) of the Bankruptcy Code.

“Deposit Escrow Account” has the meaning set forth in the Recitals.

“Deposit Escrow Amount” means $1,300,000.

“Designated Contracts” has the meaning set forth in Section 5.3(b).

“Designation Deadline” has the meaning set forth in Section 5.3(b).

“Determined Cure Costs” means all Cure Costs for Assigned Contracts, as determined by a final order of the Bankruptcy Court.

“Enforceability Exceptions” means applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar Applicable Laws affecting the enforcement of creditors’ rights generally and general equitable principles.

“Environmental Laws” means any Applicable Law relating to pollution or protection of the environment or worker health and safety (in respect of exposure to Hazardous Substances), including such Applicable Laws relating to the use, treatment, storage, disposal, Release or transportation of Hazardous Substances.

“Escrow Agent” means Kurtzman Carson Consultants LLC.

“Escrow Agreement” means the escrow agreement, dated as of the Agreement Date, by and among Purchaser, the Seller and the Escrow Agent in substantially the form attached hereto as Exhibit A.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Books and Records” means the following originals and copies of those books and records, documents, data and information (in whatever form maintained) of the Seller Group and the Business: (i) all corporate minute books (and other similar corporate records) and stock records of the Seller Group, (ii) any books and records relating to the Excluded Assets or (iii) any books, records or other materials that any member of the Seller Group (x) is required by Applicable Law to retain (copies of which, to the extent permitted by Applicable Law, will be made available to Purchaser upon Purchaser’s reasonable request), (y) reasonably believes is necessary to enable it to prepare and/or file Tax Returns (copies of which will be made available to Purchaser upon Purchaser’s reasonable request) or (z) are prohibited by Applicable Law from delivering to Purchaser.

“Excluded Contracts” has the meaning set forth in Section 2.5.

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Expense Reimbursement” means the reimbursement by the Seller of Purchaser’s actual and reasonable out-of-pocket legal, accounting, and other third-party advisory or service costs and expenses incurred in connection with the Transactions, as evidenced by invoice(s) provided to the Seller, on the terms and subject to the conditions of Section 9.3.

“FDA” means the United States Food and Drug Administration.

“Final Order” means an Order, judgment or other decree of the Bankruptcy Court or any other Governmental Authority of competent jurisdiction that has not been reversed, vacated, modified or amended, is not stayed and remains in full force and effect; provided, that such Order shall be considered a Final Order only after the time period for third parties seeking appeal has expired without the filing of any appeal or motion for reconsideration.

“Free and Clear” means free and clear of all Liens (other than the Permitted Liens and the Assumed Liabilities) to the maximum extent permitted by Section 363(f) of the Bankruptcy Code.

“GAAP” means generally accepted accounting principles in the United States as of the Agreement Date.

“Governmental Authority” means any domestic or foreign national, provincial, state, multi-state or municipal or other local government, any subdivision, agency, commission or authority thereof, any court (including the Bankruptcy Court) or tribunal or any quasi-governmental or private body exercising any regulatory or taxing authority thereunder (including the IRS and the FDA).

“Hazardous Substances” means any substances, materials or wastes which are defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “toxic substances”, “pollutants” or “contaminants” under any Environmental Law, including any petroleum or refined petroleum products, radioactive materials, friable asbestos or polychlorinated biphenyls.

“Intellectual Property” means any and all intellectual property and proprietary rights in any jurisdiction throughout the world, including rights arising from the following: (i) patents and patent applications, design rights, industrial design registrations and applications therefor, divisions, continuations, continuations-in-part, reissues, substitutes, renewals, registrations, confirmations, reexaminations, extensions and any provisional applications, and any foreign or international equivalent of any of the foregoing; (ii) trademarks (whether registered, unregistered or applied for), service marks, trade dress, service names, trade names, brand names, product names, slogans, logos, business names, corporate names, and other source or business identifiers, all registrations and applications for registration thereof, and, in each case, together with all of the goodwill associated therewith; (iii) works of authorship, copyrights and all registrations and applications for registration thereof; (iv) trade secrets and know-how; (v) rights in formulae, methods, techniques, processes, assembly procedures, software, software code (in any form, including source code and executable or object code), subroutines, test results, test vectors, user interfaces, protocols, schematics, specifications, drawings, prototypes, molds and models, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing), and (vi) social media accounts, social media identifiers, internet domain name registrations.

“Intellectual Property Assignment Agreement” means the assignment agreement assigning the Intellectual Property to Purchaser, in a form reasonably acceptable to Purchaser and the Seller and executed and delivered at Closing.

“Intellectual Property Registrations” means, as to any Owned Intellectual Property Assets, any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including domain names, registered trademarks and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means (a) with regard to the Seller, the actual knowledge, without any implication of verification or investigation concerning such knowledge, of Seller’s chief executive officer, chief financial officer, and general counsel, in each case as of the Agreement Date (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate) and (b) with regard to Purchaser, the actual knowledge, without any implication of verification or investigation concerning such knowledge, of Purchaser’s chief executive officer as of the Agreement Date (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate).

“Law Firm” means Sidley Austin LLP and its successors.

“Liabilities” shall mean debts, liabilities, duties, obligations or commitments of any nature whatsoever, whether direct or indirect, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, whenever or however arising (including whether arising out of any Contract or in a tort claim based on negligence or strict liability).

“Lien” means all forms of lien (including mechanic’s, contractor’s or other similar liens arising under or relating to the provision of goods or services on or to any Transferred Assets, and liens arising under the Bankruptcy Code), encumbrance, defect or irregularity in title, pledge, mortgage, deed of trust, deed to secure debt, security interest, charge, transfer restriction or similar agreement or encumbrance, including any dedication under any gathering, transportation, treating, processing, fractionating, purchase, sale or similar agreements, or any other rights granted or consensual as or against any Transferred Assets including but not limited to easements, encroachments, rights of first refusal, options, or any other interest or right in property that constitutes a lien or interest within the definition or adjudication of such terms under Section 101(37) of the Bankruptcy Code.

“Material Adverse Effect” means a material adverse effect on the business, financial condition or results of operations of the Business (including the Transferred Assets and Assumed Liabilities) taken as a whole; provided, however, that none of the following shall be deemed (either alone or in combination) to constitute, and none of the following shall be taken into account in determining whether there has been or may be, a Material Adverse Effect: (a) any change in, or effects arising from or relating to, general business or economic conditions affecting any industry in which the Business operates; (b) any change in, or effects arising from or relating to, the United States or foreign economies, or securities, banking or financial markets in general, or other general business, banking, financial or economic conditions (including (i) any disruption in any of the foregoing markets, (ii) debt defaults or other restructuring events of any country with respect to which bondholders take a discount to the debt of any country or any increases in the interest rates for any country’s debt, (iii) any change in currency exchange rates, (iv) any decline or rise in the price of any security, commodity, contract or index and (v) any increased cost, or decreased availability, of capital or pricing or terms related to any financing for the Transactions); (c) any change from, or effects arising from or relating to, the occurrence, escalation or material worsening of any act of God or other calamity, natural disaster, pandemic or disease, outbreak, hostility, act of war, sabotage, cyber-attack or terrorism or military action; (d) any action taken by Purchaser or its Affiliates with respect to the Transactions or with respect to the Business; (e) any action taken, or failed to be taken, by the Seller at the request of or with the consent of Purchaser or otherwise in compliance with the terms of this Agreement or any change from, or effects arising from or relating to, Purchaser’s failure to consent to any action restricted by Section 6.1; (f) any change in, or effects arising from or relating to changes in, Applicable Law or accounting rules (including GAAP) or any interpretation thereof; (g) the failure of the Business to meet any of its projections, forecasts, estimates, plans, predictions, performance metrics or operating statistics or the inputs into such items (whether or not shared with Purchaser or its Affiliates or representatives); (h) national or international political, labor or social conditions; (i) the public announcement of, entry into or pendency of, actions required or contemplated by or performance of obligations under, this Agreement and the Transactions or the identity of the parties to this Agreement; (j) the sale of any assets other than the Transferred Assets to any third parties by a member of the Seller Group or any of their Affiliates; (k) any effect arising or resulting from or related to the filing of the Bankruptcy Cases; (l) any action required to be taken under any Applicable Law or Order or any existing Contract by which any member of the Seller Group’s (or any of their properties) are bound; (m) seasonal changes in the results of operations of the Seller Group; (n) any epidemic, pandemic, outbreak of disease or other public health emergency (including COVID-19) or any escalation or worsening of any such conditions or (o) any objections made in the Bankruptcy Court to this Agreement, the

Transactions, the Sale Order or the reorganization, any orders of the Bankruptcy Court and any actions or omissions of the Seller in compliance with any order of the Bankruptcy Court and the assumption or rejection of any Assigned Contract; except in the cause of clauses (a) through (c), (h) and (n), to the extent such conditions, events, changes, crises and disasters, as applicable, do not have a material and disproportionate impact on the Business, taken as a whole, compared to other industry participants (in which case, only the extent of such disproportionate effect shall be taken into account when determining whether there is a Material Adverse Effect).

“Merck” means Merck Sharp & Dohme Corp. (successor-in-interest of Schering Corporation).

“Merck Side Letter” means the letter agreement with Merck substantially in the form attached hereto as Exhibit C duly executed by each of Merck and the Seller.

“New Drug Application” or “NDA” means new drug application as approved by the FDA.

“Non-Transferred Asset” has the meaning set forth in Section 2.6(a).

“Nonparty Affiliates” has the meaning set forth in Section 10.15.

“Open Source Software” means any software that is licensed pursuant to a license approved by the Open Source Initiative and listed at http://www.opensource.org/licenses/alphabetical or that is considered “free” or “open source software” by the Free Software Foundation.

“Order” means any award, decision, injunction, judgment, ruling or verdict entered, issued, made or rendered by any Governmental Authority or arbitrator.

“Organizational Documents” means (a) the articles or certificates of incorporation and the by-laws of a corporation, (b) the partnership agreement and any statement of partnership of a general partnership, (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (d) the operating or limited liability company agreement and the certificate of formation of a limited liability company, (e) any charter, joint venture agreement or similar document adopted or filed in connection with the creation, formation or organization of a Person not described in clauses (a) through (d), and (f) any amendment to or equivalent of any of the foregoing.

“Outside Date” has the meaning set forth in Section 9.1(i).

“Owned Intellectual Property Assets” means the Intellectual Property owned or purported to be owned by any of member of the Seller Group that is used in, held for use in, or related to, the conduct of the Business as currently conducted or proposed to be conducted.

“Permit” means all permits, authorizations, certificates, franchises, consents and other approvals from any Governmental Authority.

“Permitted Liens” means (a) Liens for Taxes, assessments or other governmental charges not yet due and payable or being contested in good faith by appropriate proceedings as set forth on Schedule 1.1(a); (b) mechanics’, carriers’, workers’, repairers’ and other similar Liens arising or incurred in the ordinary course of business for obligations that are not overdue or are being contested in good faith by appropriate proceedings; (c) zoning, entitlement and building regulations and land use restrictions; (d) purchase money Liens and Liens securing rental payments under capital lease arrangements; (e) Liens arising under leases of property or equipment in favor of the owner thereof; (f) pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security; (g) deposits to secure the performance of bids, Contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (h) licenses of Intellectual Property granted in the ordinary course of business; (i) [reserved]; (j) Liens arising under or created by this Agreement or any of the Related Documents; (k) Liens arising in the ordinary course of business which would not reasonably be expected to have a Material Adverse Effect; and (l) Liens set forth on Schedule 1.1(b).

“Person” means any individual, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or any other entity or Governmental Authority.

“Personal Information” means any information in the possession or control of the Seller Group (solely as related to the Business) about an identifiable individual other than the name, title or business address, business email address or telephone number of any employee of the Seller Group.

“Petition Date” has the meaning set forth in the Recitals.

“PRF” means the Progeria Research Foundation, Inc.

“PRF Novation Agreement” means the Novation and Assignment Agreement substantially in the form attached hereto as Exhibit D pursuant to which that certain Amended and Restated Collaboration and Supply Agreement, dated as of February 29, 2024, by and between Seller and PRF will be assigned and novated to Purchaser simultaneously with Closing, duly executed by each of the Seller and PRF.

“Pre-Closing Tax Period” means any taxable period ending on or prior to the Closing Date and the portion of any Straddle Period through the Closing Date.

“Progeria Field” has the meaning set forth in the Sublicense Agreement.

“Public Health Measures” means any closures, “shelter-in-place,” “stay at home,” workforce reduction, social distancing, shut down, closure, curfew or other restrictions or any other Applicable Law, Orders, directives, guidelines or recommendations issued by any Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization, or any industry group in connection with COVID-19 or any other epidemic, pandemic, or outbreak of disease, or in connection with or in response to any other public health conditions.

“Purchase Price” means the Base Price less the aggregate amount of Determined Cure Costs.

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Group Members” has the meaning set forth in Section 10.17.

“Purchaser Releasing Party” has the meaning set forth in Section 10.16(b).

“Purchaser Schedules” has the meaning set forth in ARTICLE 4.

“Related Claims” means all claims or causes of action (whether in contract or tort, in law or in equity, or granted by statute or otherwise) that may be based upon, arise out of or relate to this Agreement, the Related Documents and any other document or instrument delivered pursuant to this Agreement or the Related Documents, or the negotiation, execution, termination, validity, interpretation, construction, enforcement, performance or nonperformance of this Agreement or the Related Documents or otherwise arising from the Transactions or the relationship between the parties (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with, or as an inducement to enter into, this Agreement or the Related Documents).

“Related Documents” means the Escrow Agreement, the Bill of Sale and Assignment and Assumption Agreement, Intellectual Property Assignment Agreement, Sublicense Agreement, Merck Side Letter, and PRF Novation Agreement; provided, however, that the Escrow Agreement. the Bill of Sale and Assignment and Assumption Agreement, Intellectual Property Assignment Agreement, Sublicense Agreement, Merck Side Letter Agreement, and PRF Novation Agreement shall not be a Related Document solely for purposes of applying the provisions in ARTICLE 10 to the extent, and only to the extent, that any such document expressly conflicts with ARTICLE 10.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment of any Hazardous Substances.

“Sale Motion” means the motion of the Seller seeking entry of the Sale Order approving the terms herein, to be filed on or about March 31, 2024, in the Bankruptcy Cases.

“Sale Order” means an Order of the Bankruptcy Court issued pursuant to sections 105(a), 363 and 365 of the Bankruptcy Code in form and substance acceptable to Purchaser and the Seller, in each party’s commercially reasonable discretion, approving this Agreement and all of the terms and conditions hereof and approving and authorizing the Seller to consummate the Transactions contemplated hereby Free and Clear and containing a finding that Purchaser has acted in “good faith” within the meaning of Section 363(m) of the Bankruptcy Code.

“Schedules” has the meaning set forth in ARTICLE 3.

“Seller” has the meaning set forth in the preamble.

“Seller Group” means the Seller and each of its Affiliates.

“Seller Group Members” has the meaning set forth in Section 10.17.

“Seller Group Taxes” means any (i) Liability of Seller Group for Taxes, (ii) any Liability for Asset Taxes attributable to any Pre-Closing Tax Period, and (iii) any Liability of Seller Group for the unpaid Taxes of any Person under Treasury Regulation §1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise.

“Seller Permits” has the meaning set forth in Section 3.5.

“Seller Releasing Party” has the meaning set forth in Section 10.16(a)

“Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the fair salable value (determined on a going concern basis) of its assets and property will, as of such date, exceed the amounts required to pay its debts as they become absolute and mature, as of such date, (b) such Person will have adequate capital to carry on its business and (c) such Person will be able to pay its debts as they become absolute and mature, in the ordinary course of business, taking into account the timing of and amounts of cash to be received by it and the timing of and amounts of cash to be payable on or in respect of its indebtedness.

“Sublicense Agreement” means the Sublicense Agreement, dated as of the Closing Date, by and among Purchaser and the Seller in substantially the form attached hereto as Exhibit E.

“Straddle Period” means any taxable year or other taxable period beginning on or before and ending after the Closing Date.

“Tax” means any tax of any kind whatsoever (including any income tax, franchise tax, branch profits tax, capital gains tax, value-added tax, unclaimed property, escheat, sales tax, use tax, property tax, transfer tax, payroll tax, social security tax or withholding tax), and any related fine, penalty, interest, or addition to tax with respect thereto, imposed, assessed or collected by or under the authority of any Governmental Authority.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information (whether in tangible, electronic or other form), including any amendments, schedules attachments, supplements, appendices and exhibits thereto, filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection, or payment, of any Tax.

“Technology” means algorithms, applied programming interfaces, apparatus, designs, drawings, data collections, diagrams, systems, procedures, processes, methods, methodologies, models, formulas, inventions (whether or not patentable), discoveries, improvements, know-how, methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), subroutines, techniques, tools, user interfaces, technical engineering and manufacturing information and materials including engineering plans and bills of materials, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

“Termination Fee” means a fee equal to three percent (3.0%) of the initially proposed Base Price in the amount of $26,000,000 less the aggregate reduction in the Base Price resulting from the $214,285.71 per diem deduction for each calendar day that the Closing occurs after April 25, 2024.

“Territory” means the entire world.

“Transactions” means the transactions contemplated by this Agreement and the Related Documents.

“Transfer Taxes” has the meaning set forth in Section 2.10.

“Transferred Assets” has the meaning set forth in Section 2.1.

“Used in the Business” has the meaning set forth in Section 2.1.

“Zokinvy” means that certain commercially available, capsule formulation of lonafarnib as referenced by NDA # N213969.

1.2 Other Definitional and Interpretive Matters.

(a) Unless otherwise expressly provided, for purposes of this Agreement and the Related Documents, the following rules of interpretation shall apply:

(i) Calculation of Time Period. All references to a day or days shall be deemed to refer to a calendar day or days, as applicable, unless otherwise specifically provided. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(ii) Dollars. Any reference to $ shall mean U.S. dollars, which is the currency used for all purposes in this Agreement and the Related Documents. The specification of any dollar amount in the representations and warranties or otherwise in this Agreement, the Related Documents or the Schedules is not intended and shall not be deemed to be an admission or acknowledgement of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties hereto to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement, the Related Documents or the Schedules.

(iii) Exhibits/Schedules. The Exhibits and Schedules to this Agreement are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any matter or item disclosed on one Schedule shall be deemed to have been disclosed on each other Schedule. Disclosure of any item on any Schedule shall not constitute an admission or indication that any such item is required to be disclosed, or that such item or matter is material or has resulted in or will result in a Material Adverse Effect or that the included items or actions are not in the ordinary course of business. No disclosure on a Schedule relating to a possible breach or violation of any Contract, Applicable Law or Order shall be construed as an admission or indication that a breach or violation exists or has actually occurred. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(iv) Gender and Number. Any reference to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(v) Headings. The provision of a table of contents, the division of this Agreement or Related Documents into articles, sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement or Related Document, as applicable. Unless otherwise specified, all references in this Agreement to any “Section” or other subdivision are to the corresponding section or subdivision of this Agreement, and all references in a Related Document to any “Section” or other subdivision are to the corresponding section or subdivision of such Related Document.

(vi) Herein. The words such as “herein,” “hereinafter,” “hereof” and “hereunder” that are used in this Agreement refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. Uses of such words in the Related Documents shall refer to such Related Document as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(vii) Or. The word “or” shall be construed in the inclusive sense of “and/or” unless otherwise specified.

(viii) Including. The word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(ix) Successors. A reference to any party to this Agreement, any Related Document or any other agreement or document shall include such party’s successors and permitted assigns.

(x) Legislation. A reference to any legislation or to any provision of any legislation shall include any amendment thereto, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

(xi) Reflected On or Set Forth In. An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statement, to the extent any such phrase appears in such representation or warranty, if (a) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statement that relates to the subject matter of such representation, (b) such item is otherwise specifically set forth on the balance sheet or financial statement or (c) such item is set forth in the notes to the balance sheet or financial statement.

(xii) Made Available. Any reference in this Agreement to “made available” means a document or other item of information that was provided or made available to Purchaser or its representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions.

(b) All representations and warranties set forth in this Agreement or the Related Documents are contractual in nature only and subject to the sole and exclusive remedies set forth herein. No Person is asserting the truth of any representation and warranty set forth in this Agreement or the Related Documents; rather, the parties have agreed that should any representations and warranties of any party prove untrue, the other parties shall have the specific rights and remedies herein specified as the exclusive remedy therefor, but that no other rights, remedies or causes of action (whether in law or in equity or whether in contract or in tort or otherwise) are permitted to any party hereto as a result of the untruth of any such representation and warranty. The phrase “to Seller’s Knowledge” and phrases of similar import or effect are used herein to qualify and limit the scope of any representation or warranty in which they appear and are not affirmations of any Person’s “superior knowledge” that the representation or warranty in which they are used is true.

(c) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the Related Documents and, in the event an ambiguity or question of intent or interpretation arises, this Agreement and the Related Documents shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement and the Related Documents. The parties hereto agree that changes from earlier drafts to the final version of this Agreement do not necessarily imply that the party agreeing to such change is agreeing to a change in meaning (as the party agreeing to such change may believe the change is stylistic and non-substantive); consequently, no presumption should exist by virtue of a change from a prior draft.

ARTICLE 2.

THE PURCHASE AND SALE; CLOSING

2.1 Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, the Sublicense Agreement, and the Sale Order, at the Closing, in exchange for an aggregate payment from Purchaser to the Seller equal to the Purchase Price, Purchaser shall purchase, assume and accept from the Seller, and the Seller shall sell, transfer, assign, convey and deliver (or shall cause the sale, transfer, assignment, conveyance and delivery) to Purchaser, Free and Clear (except for Permitted Liens), all of the rights, title and interests in, to and under the following assets and interests used in the Business (“Used in the Business”) as the same shall exist on the Closing Date (collectively, the “Transferred Assets”):

(a) the Transferred Inventory (as such term is defined in the Sublicense Agreement), the sale, transfer, assignment, conveyance and delivery of which are effected through the Sublicense Agreement (or the other transfer instruments contemplated therein) and subject to the terms and conditions thereof;

(b) the Zokinvy Trademarks and Domain Names (as such terms are defined in the Sublicense Agreement), the sale, transfer, assignment, conveyance and delivery of which are effected through the Sublicense Agreement (or the other transfer instruments contemplated therein) and subject to the terms and conditions thereof;

(c) the Transferred Regulatory Information (as such term is defined in the Sublicense Agreement), the sale, transfer, assignment, conveyance and delivery of which are effected through the Sublicense Agreement (or the other transfer instruments contemplated therein) and subject to the terms and conditions thereof;

(d) (i) all Contracts that are listed on Schedule 3.6 to the Sublicense Agreement (the sale, transfer, assignment, conveyance and delivery of which are effected through the Sublicense Agreement (or the other transfer instruments contemplated therein) and subject to the terms and conditions thereof), excluding Contracts that expire or are terminated prior to the Closing, and (ii) all Designated Contracts that Purchaser elects to assume pursuant to Section 5.3(b) ((i) and (ii), collectively, the “Assigned Contracts”); and

(e) the Business Books and Records (as such term is defined in the Sublicense Agreement); provided, however, that the Seller Group shall be entitled to retain copies of any such materials as provided in the Sublicense Agreement;

(f) all rights to receive mail and other correspondences and communications (including electronic mail) addressed to Seller or any other member of the Seller Group relating solely to Zokinvy in the Progeria Field (including any such mail and other correspondence and communications (including electronic mail) from the FDA or any other Governmental Authority, customers, advertisers, suppliers, distributors, agents and others and payments with respect to Zokinvy in the Progeria Field);

(g) all of the Seller Group’s rights, claims or causes of action against third parties relating to the assets, properties, business or operations of the Seller Group with respect to the Business, the Transferred Assets and the Assumed Liabilities (including all guaranties, warranties, indemnities and similar rights in favor of the Seller Group or any their Affiliates to the extent solely related to the Transferred Assets or the Assumed Liabilities), in each case, whether arising by way of counterclaim or otherwise, and whether arising out of transactions occurring prior to, on or after the Closing Date, except for such rights, claims and causes of related to the Excluded Assets or Excluded Liabilities;

(h) any other of Seller’s assets and/or rights contemplated expressly to be transferred to Purchaser pursuant to the terms and conditions of the Sublicense Agreement; and

(i) all prepaid expenses, claims, deposits, prepayments, refunds, causes of action, demands, actions, suits, choses in action, rights of recovery, rights under guarantees, warranties, indemnities and all similar rights against third parties, rights of setoff and rights of recoupment, in each case, to the extent used in or held for use for the Transferred Assets listed in clauses (a) through (h) above or the Assumed Liabilities.

2.2 Excluded Assets. Notwithstanding the provisions of Section 2.1 or anything to the contrary herein, any and all assets, rights and properties of the Seller Group that are not specifically identified in Section 2.1 as Transferred Assets, including the following (collectively, the “Excluded Assets”), shall be retained by the Seller Group, and Purchaser and its designees shall acquire no right, title or interest in the Excluded Assets in connection with the Transaction:

(a) all (i) cash and cash equivalents, wherever located, including bank balances and bank accounts or safe deposit boxes, monies in the possession of any banks, savings and loans or trust companies and similar cash items, (ii) escrow monies and deposits in the possession of landlords and utility companies, and (iii) investment securities and other short- and medium-term investments;

(b) all records, documents or other information exclusively relating to current or former employees of the Seller Group that are not hired by Purchaser, and any materials to the extent containing information about any employee, disclosure of which would violate Applicable Law or such employee’s reasonable expectation of privacy;

(c) any interest of the Seller Group under this Agreement or the Related Documents, including the right to receive the Purchase Price and to enforce the Seller’s rights and remedies thereunder;

(d) all Excluded Contracts (including all prepaid assets relating to the Excluded Contracts), other than the Assigned Contracts, to which any member of the Seller Group or any of their respective Affiliates is a party;

(e) any (i) Attorney-Client Information arising from communications prior to the Closing Date between a member of the Seller Group (including any one or more officers, directors or stockholders of such Seller Group member), on the one hand, and its counsel, on the other hand, and (ii) claims under any director and officer, errors and omissions, fiduciary and commercial crime insurance policies; and

(f) any rights of the Seller Group to Tax refunds (or credits for overpayment of Taxes in lieu of a refund) attributable to any Pre-Closing Tax Period;

(g) all Permits (including applications therefor and any trade or import/export Permits) that (i) are not materially related to the Business or (ii) are not transferable to Purchaser under Applicable Law;

(h) the Excluded Books and Records;

(i) any assets not otherwise designated as Transferred Assets or from time to time designated by the parties hereto as Excluded Assets;

(j) all accounts receivable, intercompany obligations and other amounts receivable by the Seller Group;

(k) the Avoidance Actions;

(l) all of the Seller Group’s rights, claims or causes of action against third parties relating to the assets, properties, business or operations of the Seller Group (including all guaranties, warranties, indemnities and similar rights in favor of the Sellers Group or any of their Affiliates) to the extent arising under the Bankruptcy Code or relating to any of the Excluded Assets or Excluded Liabilities, in each case, whether arising by way of counterclaim or otherwise, and whether arising out of transactions occurring prior to, on or after the Closing Date; and

(m) all prepaid expenses, claims, deposits, prepayments, refunds, causes of action, demands, actions, suits, rights of recovery, rights under guarantees, warranties, indemnities and all similar rights against third parties, rights of setoff and rights of recoupment, in each case, to the extent exclusively related to or exclusively used in or held for use for the Excluded Assets listed in clauses (a) through (l) above.

Notwithstanding anything to the contrary contained in this Agreement or any of the other Related Documents, Purchaser acknowledges and agrees that all of the following are also Excluded Assets, and all right, title and interest in and to all Excluded Assets shall be retained by the Seller Group and shall remain the property of the Seller Group (and shall expressly be excluded from the sale, transfer, assignment and conveyance to Purchaser hereunder), and neither Purchaser nor any of its Affiliates shall have any interest therein: (x) all records and reports prepared or received by the Seller Group or any of their Affiliates in connection with the sale of the Business and the Transactions, including all analyses relating to the Business or Purchaser so prepared or received; and (y) all confidentiality agreements with prospective purchasers of the Business or any portion thereof and all bids and expressions of interest received from third parties with respect thereto.

2.3 Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, Purchaser shall, effective as of the Closing, assume and agree to pay, discharge and perform in accordance with their terms the following Liabilities of the Seller Group arising from or related to the Business or the Transferred Assets as the same shall exist on the Closing Date arising only after the Closing Date (collectively, the “Assumed Liabilities”), including:

(a) all Liabilities relating to the Transferred Assets solely to the extent such Liabilities relate to and arise in periods following the Closing;

(b) subject to Section 2.4, all Liabilities arising under the Assigned Contracts solely to the extent such Liabilities relate to and arise in periods following the Closing, and all of the Determined Cure Costs; and

(c) all Taxes for which Purchaser is liable pursuant to this Agreement.

2.4 Excluded Liabilities. Notwithstanding Section 2.3, Purchaser is assuming only the Assumed Liabilities of the Seller Group and will not assume or be liable for any Excluded Liabilities (including Seller Group Taxes), and the Seller Group shall retain and shall be responsible for, all Liabilities that are not Assumed Liabilities, including all Liabilities related to Excluded Assets or any other Liabilities of the Business (all such Liabilities not being assumed herein referred to as the “Excluded Liabilities”).

2.5 Excluded Contracts. Pursuant to Section 5.3(b), Purchaser shall be entitled, in its sole discretion, by written notice to the Seller up to three Business Days prior to the Closing Date, to elect not to purchase or assume one or more Assigned Contract, in which case, notwithstanding anything in this Agreement or any Related Document to the contrary, such Assigned Contract shall be considered an excluded contract (“Excluded Contract”) (and shall constitute an Excluded Asset and not be included in the Transferred Assets) for all purposes of this Agreement and Purchaser shall not have any obligation to satisfy or pay any Cure Costs or other Liabilities with respect to such Excluded Contract. Each assignable Assigned Contract that Purchaser does not elect to remove from the list of Assigned Contracts pursuant to Section 5.3(b) shall be an Assigned Contract.

2.6 Nontransferable Assets and Liabilities.

(a) Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or transfer any Transferred Asset or any claim, right or benefit arising thereunder or resulting therefrom if an attempted assignment or transfer thereof, without the Consent of a third party (including any Governmental Authority) (after giving effect to the Sale Order or any other applicable order of the Bankruptcy Court that effects such transfer without any required Consents), would constitute a breach or other contravention thereof or a violation of Applicable Law (each, a “Non-Transferred Asset”).

(b) If, on the Closing Date, any third-party Consent is not obtained for a Non-Transferred Asset, or if an attempted transfer or assignment thereof would be ineffective or a violation of Applicable Law, then, until any requisite consent is obtained therefor and the same is transferred and assigned to Purchaser or its designee, each such Non-Transferred Asset shall be held by the Seller as agent for the Purchaser, and the Seller shall, to the extent permitted by Applicable Law, provide to Purchaser the benefits and Purchaser shall assume the obligations and bear the economic burdens associated with such Non-Transferred Asset. The Seller and Purchaser shall use commercially reasonable efforts to enter into agreements (including subcontracting, sublicensing or subleasing, if permitted) by which (i) the Seller shall, at Purchaser’s sole expense, without interruption of the Business, provide Purchaser with the economic and operational equivalent of obtaining the requisite third-party Consent and assigning the applicable Non-Transferred Asset to Purchaser (including, with the prior written consent of Purchaser, enforcing for the benefit of Purchaser, and at Purchaser’s sole expense, all claims or rights arising thereunder) and (ii) Purchaser shall perform, at its sole expense, the obligations and assume the economic burdens of the Seller or its Affiliates to be performed after the Closing with respect to such Non-Transferred Asset. Purchaser shall promptly, upon receipt of a written request therefor from the Seller, reimburse the Seller for all monies paid by the Seller on Purchaser’s behalf in connection with any Assumed Liability not assigned or transferred to Purchaser pursuant to this Section 2.6.

2.7 Closing. The closing of the Transactions (the “Closing”) will take place remotely by electronic exchange of documents on the date (the “Closing Date”) that is the second (2nd) Business Day after the date on which all of the conditions set forth in ARTICLE 8 (excluding conditions that, by their terms, are to be satisfied at the Closing, but subject to the satisfaction or waiver of all such conditions at the Closing), have been satisfied or waived by the party hereto entitled the benefit of the same, unless another time or date is agreed to in writing by the parties hereto. Except as otherwise set forth herein, all proceedings to be taken and all documents to be executed and delivered by all parties hereto at the Closing will be deemed to have been taken and executed simultaneously and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed, and delivered.

2.8 Closing Deliveries of the Parties. At or prior to the Closing:

(a) Purchaser and the Seller shall execute and deliver the Bill of Sale and Assignment and Assumption Agreement;

(b) Purchaser and the Seller shall execute and deliver the Intellectual Property Assignment Agreement, in a form reasonably acceptable to Purchaser and the Seller;

(c) Purchaser and the Seller shall execute and deliver the Sublicense Agreement;

(d) Escrow Agent, Purchaser and the Seller shall execute and deliver the Escrow Agreement;

(e) To the extent not covered in the Sublicense Agreement, on the Closing Date, each Party shall transmit the Purchaser’s FDA Transfer Letters to the FDA and shall take any other actions reasonably necessary to effect the transfer of Zokinvy in the Progeria Field from the Seller to Purchaser;

(f) Purchaser shall deliver, or cause to be delivered, to the Seller or the applicable Person each of the following:

(i) a certificate, dated as of the Closing Date, executed by or on behalf of Purchaser as to the satisfaction of the conditions set forth in Section 8.3(a) and Section 8.3(b); and

(ii) payment of the closing payments set forth in Section 2.9.

(g) the Seller shall deliver, or cause to be delivered, to Purchaser or the applicable Person each of the following:

(i) the PRF Novation Agreement duly executed by PRF and Seller;

(ii) the Merck Side Letter duly executed by Merck and Seller;

(iii) a certificate, dated as of the Closing Date, executed by or on behalf of the Seller as to the satisfaction of the conditions set forth in Section 8.2(a) and Section 8.2(b);

(iv) an IRS Form W-9 with respect to the Seller, duly completed and executed, dated as of the Closing Date; and

(v) the deliverables that are required to be delivered to Purchaser on the Effective Date (as defined in the Sublicense Agreement) pursuant to the Sublicense Agreement.

2.9 Purchase Price; Assumed Liabilities; Deposits.

(a) At the Closing, upon the terms and subject to the conditions set forth herein, in full consideration for the sale, transfer, conveyance, assignment and delivery of the Transferred Assets to Purchaser and assumption of the Assumed Liabilities by Purchaser, Purchaser shall (i) pay to the Seller an aggregate amount equal to the Purchase Price minus the Deposit Escrow Amount, which shall be released to the Seller by the Escrow Agent pursuant to Section 2.9(c), by irrevocable wire transfer of immediately available funds in accordance with payment instructions delivered by the Seller to Purchaser prior to the Closing; and (ii) assume the Assumed Liabilities.

(b) At the Closing, on the terms and subject to the conditions set forth in this Agreement, Purchaser will assume and become responsible for the Assumed Liabilities. Purchaser agrees to pay, perform, honor, and discharge, or cause to be paid, performed, honored and discharged, all Assumed Liabilities in a timely manner in accordance with the terms hereof, including paying or causing to be paid, at or prior to the Closing, all Determined Cure Costs.

(c) The Deposit Escrow Amount shall be distributed as follows:

(i) if the Closing shall occur, (A) the Seller and Purchaser shall deliver a joint written instruction to the Escrow Agent in accordance with the Escrow Agreement instructing the Escrow Agent to release from the Deposit Escrow Account the entire Deposit Escrow Amount to the Seller, by irrevocable wire transfer of immediately available funds, to an account designated by the Seller to the Escrow Agent, and (B) the Deposit Escrow Amount shall be delivered to the Seller at Closing and credited against the amount required to be paid by Purchaser to the Seller at Closing in accordance with Section 2.9(a);

(ii) if this Agreement is terminated by the Seller pursuant to Section 9.1(g), (A) the Seller and Purchaser shall deliver a joint written instruction to the Escrow Agent in accordance with the Escrow Agreement instructing the Escrow Agent to release from the Deposit Escrow Account the entire Deposit Escrow Amount to the Seller, by irrevocable wire transfer of immediately available funds, to an account designated by the Seller to the Escrow Agent and (B) the Deposit Escrow Amount, which shall constitute liquidated damages (and not a penalty), shall be delivered to the Seller within two (2) Business Days following delivery of such joint written instruction; or

(iii) if this Agreement is validly terminated for any reason in accordance with the terms of this Agreement other than by the Seller pursuant to Section 9.1(g) or Purchaser forfeits the Deposit Escrow Amount to the Seller pursuant to Section 8.5, (A) the Seller and Purchaser shall deliver a joint written instruction to the Escrow Agent in accordance with the Escrow Agreement instructing the Escrow Agent to release from the Deposit Escrow Account the entire Deposit Escrow Amount to Purchaser, by irrevocable wire transfer of immediately available funds, to an account designated by Purchaser to the Escrow Agent, and (B) the Deposit Escrow Amount shall be delivered to Purchaser within two (2) Business Days following delivery of such joint written instruction.

Any issue regarding the entitlement to the Deposit Escrow Amount shall be determined by the Bankruptcy Court, and Purchaser consents to the jurisdiction of the Bankruptcy Court for any issue related to this Agreement.

2.10 Transfer Taxes. Purchaser shall be solely responsible for, and shall indemnify, defend, and hold harmless the Seller Group for, any transfer, documentary, sales, use, excise, stock transfer, value-added, stamp, recording, registration and other similar taxes, levies and fees (including any penalties, fines and interest), together with any conveyance fees, recording charges and other similar fees and charges, incurred in connection with this Agreement and the Transactions (collectively, “Transfer Taxes”). Purchaser and the Seller shall cooperate in good faith to minimize, to the extent permissible under Applicable Law, the amount of any Transfer Taxes due with respect to the Transactions.

2.11 Allocation of Purchase Price.

(a) The Purchase Price (including all other amounts treated as consideration for U.S. federal income tax purposes) and Assumed Liabilities shall be allocated as set forth on Schedule 2.11 (the “Preliminary Allocation Schedule”). Within 90 days following the final determination of the Purchase Price, Purchaser shall deliver to the Seller a schedule allocating the Purchase Price (and all other amounts treated as consideration for U.S. federal income tax purposes) among the Transferred Assets (the “Allocation Schedule”). The Allocation Schedule shall be reasonable and shall be prepared in accordance with the Preliminary Allocation Schedule, and Purchaser and the Seller shall negotiate in good faith to resolve disputed items, if any, in the Allocation Schedule as promptly as practicable. If Purchaser and the Seller are unable to reach agreement with respect to the Allocation Schedule within 30 days after the delivery of the Allocation Schedule by Purchaser to the Seller, the parties shall be entitled to use their own Purchase Price allocations for Tax reporting purposes.

(b) To the extent Purchaser and the Seller agree on the Allocation Schedule pursuant to Section 2.11(a), Purchaser and the Seller shall (i) timely file all Tax Returns required to be filed in connection with the Allocation Schedule, and (ii) prepare and file all Tax Returns and determine all Taxes in a manner consistent with the Allocation Schedule, except as may be required by Applicable Law and except as may be necessary to reflect adjustments to the Allocation Schedule resulting from post-Closing payments or events. Purchaser, on the one hand, and the Seller, on the other hand, shall notify the other if it receives notice that any Governmental Authority proposes any allocation different from Allocation Schedule.

2.12 Escrow Accounts. At the Closing, the Deposit Escrow Amount shall be used to satisfy a portion of the payment obligations of Purchaser pursuant to Section 2.9(c), otherwise the Deposit Escrow Amount shall be released to Purchaser or the Seller pursuant to Section 2.9(c). Upon the final release of all of the Deposit Escrow Amount pursuant to the terms of this Agreement and the Escrow Agreement, the Escrow Agreement shall automatically terminate. Any fees owed to the Escrow Agent and obligations under the Escrow Agreement shall be borne by Purchaser. The Deposit Escrow Amount shall be held in trust for the benefit of the Seller and shall not be subject to any encumbrance, attachment, trustee process or any other judicial process of any creditor of any party hereto, and shall be held and disbursed solely for the purposes of and in accordance with the terms of this Agreement and the Escrow Agreement.

2.13 Tax Withholding. Notwithstanding anything in this Agreement to the contrary, Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts as it is required to deduct and withhold from such Person with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of any Law relating to Taxes; provided, however, that the Purchaser shall (i) provide commercially reasonable notice to the Person prior to such deduction and withholding and (ii) afford the Person a reasonable opportunity to provide any additional information, forms or certifications to establish an exemption from, or obtain a reduced rate of, withholding. To the extent that amounts are so withheld and properly remitted by Purchaser, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by Purchaser.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as disclosed in a document herewith delivered by the Seller to Purchaser (the “Schedules”), the Seller hereby makes the representations and warranties contained in this ARTICLE 3 to Purchaser.

3.1 Organization, Good Standing and Other Matters . Each member of the Seller Group is duly organized, validly existing and in good standing under the Applicable Laws of its jurisdiction of organization and has, subject to the necessary authority of the Bankruptcy Court, the requisite corporate power and authority to operate the Business and necessary to own, lease or operate the properties and assets owned, leased or operated by it to carry on the Business as now being conducted, except where the failure to be so duly organized, validly existing and in good standing, or to have such power and authority, would not, individually or in the aggregate, have a Material Adverse Effect. Each member of the Seller Group is duly qualified to do business as a foreign company in each jurisdiction in which the nature of the Business as currently conducted by it or the property owned or leased by it makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

3.2 Authority and Enforceability. Subject to Bankruptcy Court approval, the Seller has all requisite power and authority to execute and deliver this Agreement and each of the Related Documents to which it is (or at Closing, will be) a party and to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and the each of the Related Documents to which the Seller is (or at Closing, will be) a party thereto, and the consummation by the Seller of the Transactions, has been duly authorized and approved by all necessary limited liability company action on the part of the Seller and are subject to the approval of the Bankruptcy Court. This Agreement has been, and each Related Document will be, at or prior to the Closing, duly executed and delivered by the Seller and, assuming the due execution and delivery by the other parties hereto or thereto, and subject to the approval of the Bankruptcy Court, constitutes a valid and binding obligation of the Seller, enforceable against it in accordance with its respective terms, except to the extent that such enforceability may be subject to, and limited by, the Enforceability Exceptions.

3.3 No Conflict; Required Filings and Consents. Except (a) such filings as may be required in connection with the Transfer Taxes described in Section 2.10 and (b) as otherwise set forth on Schedule 3.3, the execution and delivery of this Agreement by the Seller does not and the execution and delivery of the Related Documents by the Seller will not, and the consummation of the Transactions hereby and thereby will not (i) violate the provisions of the Organizational Documents of any member of the Seller Group, (ii) subject to the entry of the Sale Order, violate any Applicable Law or Order to which any member of the Seller Group is subject or by which its properties or assets are bound, (iii) require any member of the Seller Group to obtain any Consent, or give any notice to, or make any filing with, any Governmental Authority on or prior to the Closing Date (except as required by the Bankruptcy Code or the Sale Order), (iv) subject to the entry of the Sale Order, result in a breach of or constitute a default (with or without due notice or lapse of time or both), give rise to any right of termination, cancellation or acceleration under, or require the Consent of any third party to, any Assigned Contract or (v) subject to the entry of the Sale Order, result in the imposition or creation of any Lien upon or with respect to any of the assets or properties of the Seller Group; excluding from the foregoing clauses (ii) through (v) any Consents, approvals, notices and filings the absence of which, and violations, breaches, defaults, rights of acceleration, cancellation or termination, and Liens, the existence of which would not, individually or in the aggregate, have a Material Adverse Effect.

3.4 Compliance With Laws. To the Seller’s Knowledge, (i) the Seller Group is conducting the Business in compliance in all material respects with all material Applicable Laws applicable to the Business and (ii) no member of the Seller Group has received any written notice since the Petition Date of any material violations of any material Applicable Law applicable to their conduct of the Business. As of the Agreement Date, the Seller has and, to the Seller’s Knowledge, has obtained all permits, licenses, certifications, registrations, qualifications, authorizations, consents or approvals of the FDA or any other Governmental Authority, currently used in, necessary for and material to the operation of sale of Zokinvy in the Progeria Field as presently conducted, all such permits, licenses, certifications, registrations, qualifications, authorizations, consents or approvals are included in the Transferred Assets and Seller has made available to Purchaser true and complete copies of all such permits, licenses, certifications, registrations, qualifications, authorizations, consents or approvals. As of the Agreement Date, neither Seller nor, to the Seller’s Knowledge, any other Person has received any communication from any Governmental Authority that threatens to withdraw or suspend any such permits, licenses, certifications, registrations, qualifications, authorizations, consents or approvals. Seller has filed with the applicable Regulatory Authorities all required filings, declarations, listings, registrations, reports or submissions, including adverse event reports, necessary for and material to the operation of sale of Zokinvy in the Progeria Field as presently conducted. All relevant filings, declarations, listings, registrations, reports or submissions were in material compliance with Applicable Law when filed, and no deficiencies have been asserted by any Governmental Authority with respect to any such filings, declarations, listing, registrations, reports or submissions. As of the Agreement Date, the Seller has not received or been subject to: (1) any FDA Form 483s directly relating to Zokinvy in the Progeria Field; (2) any FDA notices of adverse findings relating to Zokinvy in the Progeria Field; or (3) any warning letters or other correspondence from the FDA or any other Governmental Authority in which the FDA or such other Governmental Authority asserted that the actions of Seller, with respect to Zokinvy in the Progeria Field, were not in compliance with Applicable Laws. There has not been any occurrence of any product recall, market withdrawal or replacement, or post-sale warning conducted by or on behalf of the Seller concerning Zokinvy in the Progeria Field or, to the Seller’s Knowledge, any product recall, market withdrawal or replacement conducted by or on behalf of any entity as a result of any alleged defect in Zokinvy in the Progeria Field.

3.5 Permits. To the Seller’s Knowledge, (i) the Seller Group possess all material Permits required for the operation of the Business as currently conducted (the “Seller Permits”) and (ii) no member of the Seller Group has received as of the Agreement Date any written notice of any cancellation, suspension, revocation, invalidation or non-renewal of any Permit since the Petition Date.

3.6 Litigation. As of the Agreement Date, there is no Action pending or, to the Seller’s Knowledge, formally threatened in writing, against any member of the Seller Group before any Governmental Authority that would have a Material Adverse Effect or affect the Transferred Assets in any material respect after the entry of the Sale Order, if determined adversely and after taking into effect applicable insurance coverage.

3.7 Real Property; Personal Property.

(a) The Seller Group does not own any real property.

(b) Schedule 3.6(b) sets forth each parcel of real property leased by the Seller Group.

(c) Schedule 3.7(b) sets forth a list of all leases of tangible assets and other personal property of the Seller Group as of the Agreement Date involving annual payments in excess of $50,000. Each member of the Seller Group has good and valid title to, or in the case of leased tangible assets and other personal property, a valid leasehold interest in (or other right to use), all of the material tangible assets and other personal property that are necessary for such member of the Seller Group to conduct the Business, in each case, free and clear of all Liens to the maximum extent permitted by Section 363(f) of the Bankruptcy Code (other than Permitted Liens). All such material tangible assets and other personal property are in good condition and repair, normal wear and tear excepted.

3.8 Assigned Contracts. With respect to the Assigned Contracts, (i) except as a result of, or arising in connection with, the filing of the Bankruptcy Cases, no member of the Seller Group has received any written notice of any default or event that (with due notice or lapse of time or both) would constitute a default by the applicable member of the Seller Group under any Assigned Contract, other than defaults that have been cured or waived in writing or would not reasonably be expected to have a Material Adverse Effect, (ii) to the Seller’s Knowledge, each Assigned Contract is a legal, valid and binding obligation of the applicable member of the Seller Group and is in full force and effect (except to the extent subject to, and limited by, the Enforceability Exceptions), (iii) to the Seller’s Knowledge, no other party to any Assigned Contract is (with or without the lapse of time or the giving of notice, or both) in material breach of or in material default under any Assigned Contract and (iv) to the Seller’s Knowledge, no member of the Seller Group has provided or received any notice of any intention to terminate any Assigned Contract. The Seller has made available to Purchaser true, correct and complete copies of each of the Assigned Contracts listed on Schedule 3.8, together with all amendments thereto.

3.9 Financial Statements. Schedule 3.9 sets forth the Seller’s (i) balance sheet and the related financial statements of revenue, expenses, retained earnings, and cash flow for the fiscal year ending on December 31, 2022, (ii) balance sheet and the related financial statements of revenue, expenses, retained earnings, and cash flow for the quarter ending on September 30, 2022 and (iii) the Seller’s internally prepared statements of revenue, expenses, retained earnings, and cash flow for the months ending October 31, 2023 (collectively, the “Seller Financial Statements”). The Seller Financial Statements have been prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, except as permitted by the SEC on Form 10-Q under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments), have been prepared on a consistent basis throughout the periods covered thereby and presents fairly in all respects the financial condition of the Seller as of such dates and the results of operations of Seller for such periods, and are consistent with the books and records of Seller (which books and records are correct and complete in all material respects).

3.10 Absence of Material Developments. Except as disclosed on Schedule 3.10, since the Petition Date, there has occurred no fact, event, condition, change or circumstance which has had or would reasonably be expected to have a Material Adverse Effect.

3.11 Customers and Suppliers. Except as disclosed on Schedule 3.11(a), to the Knowledge of the Seller, since the Petition Date, no customer has or has threatened to stop or decrease the rate of, or as a result of the Bankruptcy Cases or the Transactions, purchasing materials, products or services from the Business. Except as disclosed on Schedule 3.11(b), to the Knowledge of the Seller, no supplier has or has threatened to stop or decrease the rate of, or as a result of the Bankruptcy Cases or the Transactions. supplying materials, products or services to the Business.

3.12 Intellectual Property.

(a) A true, correct and complete list of all Intellectual Property Registrations and, material unregistered trademarks, and all material software included in the Owned Intellectual Property Assets is set forth on Schedule 3.12(b).

(b) The Seller Group exclusively owns all Owned Intellectual Property Assets. Except as set forth on Schedule 3.12(b), no member of the Seller Group is a party to, or bound by, (i) any license, royalty agreement, or other agreement relating to the use of any material Business Intellectual Property (other than non-exclusive licenses grant to a member of the Seller Group for commercially available, unmodified, off-the-shelf software licensed for aggregate annual fees of less than $50,000), and (ii) agreements pursuant to which a member of the Seller Group settled any action, litigation, suit or other judicial or administrative proceeding, claim, assertion, or threat with respect to Intellectual Property, including settlement agreements, coexistence agreements, and consent agreements.

(c) Other than with respect to Excluded Contracts or Assigned Contracts that Purchaser does not ultimately assume, no current or former Affiliate, partner, director, stockholder, officer, member, manager, employee, consultant or contractor of the Seller Group will, after giving effect to the Transactions, own, license or retain any Business Intellectual Property.

(d) All material Intellectual Property Registrations remain pending or in full force and effect and have not expired or been abandoned or cancelled. To Seller’s Knowledge, no interference, opposition, reissue, reexamination, or other proceeding is or has been pending or threatened, in which the scope, validity, or enforceability of any material Owned Intellectual Property Assets is being, has been challenged.

(e) To the Knowledge of the Seller, the conduct of the Business does not infringe, misappropriate or otherwise violate in any material respect any Person’s Intellectual Property.

(f) To the Knowledge of the Seller’s, no Person is currently infringing, misappropriating or otherwise violating any material Owned Intellectual Property Assets.

(g) The Seller Group has taken commercially reasonable steps to safeguard and maintain the confidentiality of all trade secrets that constitute Owned Intellectual Property Assets, including by using good faith efforts to require all Persons having access thereto to execute written non-disclosure agreements.

(h) The Seller Group complies with all Applicable Laws, internal policies and contractual obligations relating to privacy, data protection and cybersecurity.

3.13 Inventories. Except as disclosed on Schedule 3.13, all inventories of each member of the Seller Group (whether or not reflected on the Seller Financial Statements) consist of a quality and quantity usable and, with respect to finished goods, saleable, in the ordinary course of business. No member of the Seller Group is in possession of any goods or inventory not owned by a member of the Seller Group, and the inventories (other than goods in transit) of a member of the Seller Group are located on the premises of the Seller Group. The reserve for obsolescence with respect to inventories is adequate and calculated consistent with past practice. Inventories that were purchased after the date of the balance sheet included in the Seller Financial Statements were purchased in the ordinary course of business at a cost not exceeding market prices prevailing at the time of purchase for items of similar quality and quantity. The quantities of each item of inventory are not excessive, but are reasonable for the continued operation of each member of the Seller Group in the ordinary course of business.

3.14 Taxes. The Seller Group has timely filed all Tax Returns that it was required to file with respect to Transferred Assets. All such Tax Returns were correct and complete in all material respects. All Taxes owed by the Seller Group (whether or not shown or required to be shown on any Tax Return) with respect to Transferred Assets have been paid. There are no liens on any of the Transferred Assets that arose in connection with any failure (or alleged failure) to pay any Tax. There is no dispute, examination, judicial proceeding or claim concerning any Taxes of the Seller Group with respect to the Transferred Assets.

3.15 Product Liability. Except as disclosed on Schedule 3.15, within the three (3) year period prior to the Closing Date there has not been any, and as of the Closing Date there is no pending, material litigation commenced against any member of the Seller Group relating to the sale, distribution or use of any item sold or used in the Business (the “Goods”), including litigation with respect to product liability or recall claims.

3.16 Product Warranties; Product Returns. Except for warranties arising solely pursuant to Applicable Law or in the ordinary course of business, (a) no member of the Seller Group has made any material warranties, express or implied, written or oral, to any third party with respect to any of the Goods within the three (3) year period prior to the Closing Date, and (b) there is no, and within the three (3) year period prior to the Closing Date there has not been any, material litigation pending or, to the Seller’s Knowledge, threatened with respect to any such warranty.

3.17 Accounts Payable. The Seller has fully paid all accounts payable and related intercompany obligations of the Seller Group associated with the Business, incurred up to the Petition Date with respect to the suppliers or vendors set forth on Schedule 3.17.

3.18 Brokers and Finders. Except for SSG Advisors, LLC, the Seller has not, directly or indirectly, entered into any agreement with any Person that would obligate the Seller to pay any commission, brokerage fee or “finder’s fee” in connection with the Transactions.

3.19 No Other Representations or Warranties. Except for the representations and warranties contained in this ARTICLE 3 and the Sublicense Agreement and the Related Agreements, the Seller does not, nor do any other Persons on behalf of the Seller, make any other express or implied representation or warranty with respect to itself, the Business, the Transferred Assets or the Assumed Liabilities, or with respect to any other information provided to Purchaser or its representatives, and the Seller disclaims any other representations or warranties, whether made by or on behalf of the Seller or any other Person. The Seller will not, and no other Persons will, have or be subject to any Liability to Purchaser or any other Person resulting from the distribution to Purchaser, or Purchaser’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Purchaser or its representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions, or in respect of any other matter or thing whatsoever (electronic or otherwise) or otherwise in expectation of the Transactions.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as disclosed in a document herewith delivered by Purchaser to the Seller (the “Purchaser Schedules”), Purchaser hereby makes the representations and warranties contained in this ARTICLE 4 to the Seller.

4.1 Organization, Good Standing and Other Matters. Purchaser is duly organized, validly existing and in good standing under the Applicable Laws of its jurisdiction of organization and has all requisite corporate power or other entity power and authority to own its properties and to carry on its business as now being conducted. Purchaser is duly qualified or licensed to conduct its business as currently conducted and is in good standing in each jurisdiction in which the location of the property owned, leased or operated by it or the nature of its business makes such qualification necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, materially impair or delay Purchaser’s ability to consummate the Transactions.

4.2 Authority and Enforceability. Purchaser has all requisite corporate power or other entity power and authority to execute and deliver this Agreement and each of the Related Documents to which it is (or at Closing, will be) a party and to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and each of the Related Documents to which it is (or at Closing, will be) a party, and the consummation of the Transactions, have been duly authorized and approved by its board of directors (or equivalent governing body) and no other action on the part of Purchaser or its members is necessary to authorize the execution, delivery and performance of this Agreement and the Related Documents by Purchaser and the consummation of the Transactions. This Agreement has been, and each Related Document will be at or prior to Closing, duly executed and delivered by Purchaser and, assuming the due execution and delivery by the other parties hereto or thereto, constitutes a valid and binding obligation of Purchaser enforceable against it in accordance with its respective terms, except to the extent that such enforceability may be subject to, and limited by, the Enforceability Exceptions.

4.3 No Conflict: Required Filings and Consents. Except (a) such filings as may be required in connection with the Transfer Taxes described in Section 2.10 and (b) as set forth on Schedule 4.3, the execution and delivery of this Agreement and of the Related Documents and the consummation of the Transactions by Purchaser will not (i) violate the provisions of its Organizational Documents, (ii) violate any Applicable Law or Order to which it is subject or by which any of its properties or assets are bound, (iii) require it to obtain any Consent, or give any notice to, or make any filing with, any Governmental Authority on or prior to the Closing Date,

(iv) result in a material breach of or constitute a default (with or without due notice or lapse of time or both), give rise to any right of termination, cancellation or acceleration under, or require the Consent of any third party to, any material Contract to which it is a party or (v) result in the imposition or creation of any Lien upon or with respect to any of its assets or properties; excluding from the foregoing clauses (ii) through (v) Consents, approvals, notices and filings the absence of which, and violations, breaches, defaults, rights of acceleration, cancellation or termination, and Liens, the existence of which would not, individually or in the aggregate, (A) have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or (B) otherwise prevent, hinder or delay the consummation of the Transactions.

4.4 Financing. Purchaser has, and at the Closing will have, (a) sufficient internal funds (without giving effect to any unfunded financing regardless of whether any such financing is committed) available to pay the Purchase Price in accordance with the terms hereof and any other payments required hereunder and any expenses incurred or required to be paid by Purchaser in connection with the Transactions, and (b) the resources and capabilities (financial or otherwise) to perform its obligations hereunder and under the Related Documents. Purchaser has not incurred any obligation, commitment, restriction, or Liability of any kind, which would impair or adversely affect such resources and capabilities.

4.5 Solvency. Purchaser is not entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors. Immediately after giving effect to all of the Transactions, including the making of the payments contemplated by Section 2.9, and assuming satisfaction of the conditions to Purchaser’s obligation to consummate the Transactions as set forth herein, the accuracy of the representations and warranties of Purchaser set forth herein and the performance by Purchaser of its obligations hereunder in all material respects, Purchaser will be Solvent.

4.6 Litigation. There is no Action pending or, to Purchaser’s Knowledge, formally threatened against Purchaser or involving any of its properties or assets that would be reasonably be expected to (a) have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or (b) otherwise prevent, hinder, or delay the consummation of the Transactions.

4.7 Brokers and Finders. None of Purchaser or its Affiliates have, directly or indirectly, entered into any agreement with any Person that would obligate the Seller to pay any commission, brokerage fee or “finder’s fee” in connection with the Transactions.

4.8 Investigation and Agreement by Purchaser; Non-Reliance of Purchaser; No Other Representations and Warranties.

(a) Purchaser acknowledges that it and its representatives have received access to such books and records, facilities, equipment, contracts, and other assets of the Business which it and its representatives have desired or requested to review. Purchaser acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, have formed an independent judgment concerning the Seller Group, the Business, the Transferred Assets and the Assumed Liabilities.

(b) Except for the specific representations and warranties expressly made by the Seller in ARTICLE 3 and the Sublicense Agreement and Related Agreements as further limited by the specifically bargained-for exclusive remedies as set forth in ARTICLE 9 of this Agreement, and the representations and warranties made by the Seller in the Sublicense Agreement, Purchaser acknowledges and agrees that (i) the Seller is not making and have not made any representation or warranty, expressed or implied, at law or in equity, in respect of the Business, the Transferred Assets, the Assumed Liabilities, or any of its operations, prospects or condition (financial or otherwise), including with respect to merchantability or fitness for any particular purpose of any assets, the nature or extent of any Liabilities, the prospects of the Business, the effectiveness or the success of any operations, or the accuracy or completeness of any confidential information memoranda, documents, projections, material or other information (financial or otherwise) regarding the Business furnished to Purchaser or its representatives or made available to Purchaser and its representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions, or in respect of any other matter or thing whatsoever, and (ii) no officer, director, manager, stockholder, agent, Affiliate, advisor, representative or employee of the Seller Group has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in ARTICLE 3 and subject to the limited remedies herein provided or in the Sublicense Agreement.

(c) Other than the specific representations and warranties expressly set forth in ARTICLE 3 3 as further limited by the specifically bargained-for exclusive remedies as set forth in ARTICLE 9 of this Agreement or in the Sublicense Agreement, Purchaser specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Seller and the Seller’s Affiliates have specifically disclaimed and do hereby specifically disclaim, and shall not have or be subject to any Liability for reliance on any such other representation or warranty made by any Person. Purchaser specifically waives any obligation or duty by the Seller or the Seller’s Affiliates to make any disclosures of fact not required to be disclosed pursuant to the specific representations and warranties expressly set forth in ARTICLE 3 or in the Sublicense Agreement and disclaim reliance on any information not specifically required to be provided or disclosed pursuant to the specific representations and warranties set forth in ARTICLE 3 or in the Sublicense Agreement.

(d) Purchaser is acquiring the Business, the Transferred Assets and the Assumed Liabilities subject only to the specific representations and warranties expressly set forth in ARTICLE 3 as further limited by the specifically bargained-for exclusive remedies as set forth in Section 9 of this Agreement and in the Sublicense Agreement.

4.9 No Other Representations or Warranties. Except for the representations and warranties contained in this ARTICLE 4, neither Purchaser nor any other Person on behalf of Purchaser makes any other express or implied representation or warranty with respect to Purchaser or with respect to any other information provided to the Seller or its representatives, and Purchaser disclaims any other representations or warranties, whether made by Purchaser or any of its Affiliates, officers, directors, employees, agents or representatives.

ARTICLE 5.

BANKRUPTCY COURT MATTERS

5.1 Competing Transaction. This Agreement is subject to approval by the Bankruptcy Court and the consideration by the Seller of higher or better competing bids in respect of all or any part of the Transferred Assets (whether in combination with other assets of the Seller Group or otherwise) in accordance with the terms of the Bid Procedures Order (each, a “Competing Bid”). From the Agreement Date (and any prior time) and until the Closing, the Seller is permitted to, and to cause its representatives to, initiate contact with, solicit or encourage submission of any inquiries, proposals or offers by, any Person (in addition to Purchaser and its Affiliates and representatives) in connection with any sale or other disposition of the Transferred Assets. In addition, the Seller shall have the authority to respond to any inquiries or offers to purchase all or any part of the Transferred Assets (whether in combination with other assets of the Seller Group or otherwise) and perform any and all other acts related thereto which are required under the Bankruptcy Code, the Bid Procedures Order or other Applicable Law, including supplying information relating to the Business and the assets of the Seller Group to prospective purchasers.

5.2 Bankruptcy Court Filings.

(a) Subject to its right to pursue a Competing Bid in accordance with the Bid Procedures Order, the Seller shall diligently pursue the entry by the Bankruptcy Court of the Sale Order, which Sale Order shall provide for the transfer of the Transferred Assets and the Assumed Liabilities to Purchaser free from all successor or transferee Liability to the fullest extent permitted by Section 363 of the Bankruptcy Code. The Seller shall comply (or obtain an Order from the Bankruptcy Court waiving compliance) with all requirements under the applicable provisions of the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, and the Local Bankruptcy Rules for the Bankruptcy Court in obtaining the entry of the Sale Order. The Seller further covenants and agrees that, after entry by the Bankruptcy Court of the Sale Order, and provided, that the Sale Order becomes a Final Order, the terms of any other proposed order submitted by the Seller to the Bankruptcy Court shall not conflict with, supersede, abrogate, nullify or restrict the terms of this Agreement, or in any way prevent or interfere with the consummation or performance of the Transactions. Purchaser agrees that it will promptly take such actions as are reasonably requested by the Seller to assist in obtaining entry of the Sale Order, including by furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by Purchaser under this Agreement and demonstrating that Purchaser is a “good faith” purchaser under Section 363(m) of the Bankruptcy Code. In the event, if the entry of the Sale Order shall be appealed, the Seller and Purchaser shall use their respective commercially reasonable efforts to defend such appeal.

(b) Within one (1) day after the Petition Date, Seller will file the Bid Procedures Motion seeking the Bankruptcy Court’s immediate approval and entry of the Bid Procedures Order substantially in the form and substance reasonably agreed to by the Buyer and Seller, among other things, (A) establishing the Bid Procedures, (B) approving payment of the Termination Fee and the Expense Reimbursement, to the extent payable by the terms of this Agreement and the Bid Procedures Order, and (C) providing that the Termination Fee and the Expense Reimbursement shall constitute superpriority administrative expenses of the Seller with priority over any and all administrative expenses pursuant to section 503(b) of the Bankruptcy Code.

(c) Seller shall use commercially reasonable efforts to provide Purchaser with a reasonable opportunity to review and comment upon all motions, applications, and supporting papers relating to the transactions contemplated by this Agreement prepared by Seller or any Affiliates (including forms of orders and notices to interested parties) prior to the filing thereof in the Bankruptcy Cases; provided that the foregoing shall not require the Seller to take any action that would, in Seller’s reasonable business judgment, threaten to harm the overall value to be produced by the Seller’s in-court sale process.

(d) The form of Bid Procedures Order and form of Sale Order submitted by the Seller to the Bankruptcy Court for approval must be reasonably satisfactory in form and substance to the Purchaser; provided that an order approving the form of Bid Procedures Order is, and shall be deemed to be, acceptable to Purchaser.

(e) Seller shall not seek any modification to the Bid Procedures, Bid Procedures Order, or Sale Order by the Bankruptcy Court that are materially adverse to the Purchaser without the prior written consent of Purchaser, which such consent shall not be unreasonably withheld.

(f) Each of Purchaser and Seller will promptly take such actions as are reasonably requested by the other party to assist in obtaining entry of the Bid Procedures Order and, subject to the Bid Procedures Order, the Sale Order, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for purposes, among others, of providing necessary assurances of performance by Seller of its obligations under this Agreement and demonstrating that Purchaser is a good faith buyer under section 363(m) of the Bankruptcy Code.

(g) Seller shall use commercially reasonable efforts to provide appropriate notice of the hearings on the Sale Motion to all Persons entitled to notice, including, but not limited to, all Persons that have asserted Liens on the Transferred Assets, all parties to the Assigned Contracts and all taxing authorities in jurisdictions applicable to Seller and as otherwise required by the Bankruptcy Code and bankruptcy rules.

(h) Within five (5) Business Days of the Auction (subject to the Bankruptcy Court’s availability), if Purchaser is the successful bidder at the Auction (or if there is no Auction), Seller will seek entry of the Sale Order by the Bankruptcy Court.

(i) The Seller and Purchaser agree that, in the event that Purchaser is not the winning bidder at an auction undertaken pursuant to the Bid Procedures Order (the “Auction”), and (i) Purchaser submits the Back-Up Bid at the Auction or (ii) the terms of this Agreement are deemed to constitute a Back-Up Bid, then Purchaser shall be obligated to promptly consummate the Transactions upon the terms and conditions as set forth herein, including the payment of the Purchase Price as the same may be increased by Purchaser at the Auction; provided that, the Seller gives written notice to Purchaser on or before the Back-up Termination Date, stating that the Seller (A) failed to consummate the sale of the Transferred Assets with the winning bidder, and (B) terminated the purchase agreement with the winning bidder.

5.3 Assumption of Assigned Contracts.

(a) On or before the date that is five (5) Business Days following the date on which the Bid Procedures Order is entered by the Bankruptcy Court, the Seller shall file (or cause to be filed) a notice of assumption (the “Assumption Notice”) with the Bankruptcy Court and serve such notice on each counterparty to an Assigned Contract listed thereon. The Assumption Notice shall identify all Assigned Contracts that the Seller and Purchaser believe may be assumed and assigned in connection with the sale of the Transferred Assets and set forth a good faith estimate of the amount of Cure Costs applicable to each such Assigned Contract (and if no Cure Cost is estimated to be applicable with respect to any particular Assigned Contract, the amount of such Cure Cost designated for such Assigned Contract shall be “$0.00”). In accordance with the Bid Procedures Order, the Seller reserves the right to supplement such list of Assigned Contracts and provide additional notice of assumption, and to remove an Assigned Contract from the list of Assigned Contracts, up to five days prior to the hearing by the Bankruptcy Court with respect to the Sale Motion.

(b) On or before the date that is five (5) Business Days before the Closing Date (the “Designation Deadline”), Purchaser shall provide to the Seller a list of those Assigned Contracts that Purchaser elects to have assumed and assigned to Purchaser on the Closing Date (the “Designated Contracts”). Purchaser shall be entitled to remove certain Assigned Contracts from the list of Designated Contracts at any time prior to the Designation Deadline by providing the Seller written notice of such removal. In the event that Purchaser removes any of such Assigned Contracts from such list, the Seller will provide the relevant counterparty written notice that the applicable Assigned Contract is no longer identified as a Designated Contract. For the avoidance of doubt, only those executory Assigned Contracts that remain identified as Designated Contracts as of the Closing Date will constitute Assigned Contracts and will be assumed by the Seller and assigned to Purchaser pursuant to the Sale Order. The Seller shall file such motions or pleadings as may be appropriate or necessary to assume and assign the Assigned Contracts and to determine the amount of the Cure Costs; provided, that nothing herein shall preclude the Seller from filing one or more motion to reject any Contracts that are not Assigned Contracts.

(c) Notwithstanding any provision in this Agreement to the contrary, a Contract shall not be a Designated Contract hereunder and shall not be assigned to, or assumed by, Purchaser to the extent that such Contract is (i) deemed rejected under Section 365 of the Bankruptcy Code, (ii) the subject of an objection to assignment or assumption or requires the consent of any Governmental Authority or other third party (other than, and in addition to, the

Bankruptcy Court) in order to permit the assumption and assignment by the applicable Seller to Purchaser of such Contract pursuant to Section 365 of the Bankruptcy Code, and such objection has not been resolved or such consent has not been obtained prior to the thirtieth day following the Closing Date (as such period may be extended by mutual agreement of Seller and Purchaser), or (iii) is terminated by any party thereto other than Seller, or terminates or expires by its terms, on or prior to such time as it is to be assumed by Purchaser as a Designated Contract hereunder and is not continued or otherwise extended upon assumption. In no event shall the failure to assign to Purchaser any Contract in accordance with subsections (i) through (iii) above reduce the Purchase Price payable to Seller or constitute a failure to satisfy the conditions precedent of Seller under Section 8.3, it being understood that the foregoing shall not relieve Seller of its obligation to deliver, or cause to be delivered, the PRF Novation Agreement, the Merck Side Letter, and the Sublicense Agreement as a condition to Closing pursuant to Section 8.3(c).

(d) Subject to the terms of Section 2.5, Section 2.8, Section 5.3(a) and Section 5.3(b), Purchaser shall make provision for the payment of the Determined Cure Costs in cash at Closing in accordance with the Sale Order.

(e) Notwithstanding any provision in this Agreement to the contrary, from and after the date of the Assumption Notice through the Closing Date, the Seller will not reject or take any action (or fail to take any action that would result in rejection by operation of Applicable Law) to reject, withdraw, repudiate or disclaim any Assigned Contract unless (i) Purchaser has provided its prior written consent; or (ii) Purchaser has removed such Assigned Contract from the list of Designated Contracts.

ARTICLE 6.

PRE-CLOSING COVENANTS

6.1 Conduct of Business. Except (i) as set forth on Schedule 6.1, (ii) as may be approved by Purchaser (which approval will not be unreasonably withheld, delayed or conditioned; provided, however, that the consent of Purchaser shall be deemed to have been given if Purchaser does not object within 48 hours after written request for such consent is provided by the Seller to Purchaser), (iii) for actions taken or omitted to be taken by any member of the Seller Group in response to any Public Health Measure, or (iv) as is otherwise permitted, contemplated or required by this Agreement, any Assigned Contract, by Applicable Laws or by order of the Bankruptcy Court, from the Agreement Date through the earlier of the Closing Date or the termination of this Agreement in accordance with its terms:

(a) The Seller Group shall use their commercially reasonable efforts to carry on the Business in all material respects in the ordinary course of business as it has been conducted since the Petition Date; and

(b) The Seller shall not, and shall cause its Affiliates not to:

(i) sell, license, abandon or otherwise dispose of any material asset or property constituting Transferred Assets other than, in each case, in the ordinary course of business or for the purpose of disposing of obsolete or worthless assets;

(ii) except in the ordinary course of business, acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of any business or any corporation, partnership or other business organization or otherwise acquire any assets (except inventory), that as of the Closing would constitute Transferred Assets, except for the acquisition of assets in the ordinary course of business;

(iii) change its present accounting methods or principles in any material respect, except as required by GAAP or Applicable Law; or

(iv) make or change any Tax election, change an annual accounting period, adopt or change any Tax accounting method, file any amended Tax Return, enter into any closing agreement, settle any material Tax claim or assessment or surrender any right to claim a refund of Taxes, other than in the ordinary course of business or as required by the Code or Applicable Law, and in each case that could have a material effect on the amount of Taxes due from the Business or due as a result of the Transferred Assets for a taxable period (or portion thereof) beginning after the Closing Date.

(c) Notwithstanding anything to the contrary, nothing contained in this Agreement shall give Purchaser or any of its Affiliates, directly or indirectly, any right to control or direct the Business, assets and operations prior to the Closing. Prior to the Closing, the Seller shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its Business, assets and operations.

6.2 Access to Information; Confidentiality.

(a) From the Agreement Date until the earlier of the Closing Date and the termination of this Agreement, the Seller shall grant Purchaser and its representatives (at Purchaser’s sole cost and expense) reasonable access, during normal business hours and upon reasonable notice (and in the event of a facility visit request, at least 48 hours prior notice), and subject to any limitations resulting from any Public Health Measures, to the personnel, facilities, book and records of the Seller Group related to the Business or the Transferred Assets that are in the possession or under the control of the Seller Group; provided, however, that (i) all requests for access shall be directed to such other person(s) as the Seller may designate in writing from time to time (the “Seller Access Contact”), (ii) such activities do not unreasonably interfere with the ongoing business or operations of the Seller Group, (iii) the Seller shall have the right to have one or more of its representatives present at all times during any visits, examinations, discussions or contacts contemplated by this Section 6.2(a), (iv) Purchaser shall have no right to perform invasive or subsurface investigations or conduct any sampling or analysis of environmental media of the nature commonly referred to as a “Phase II Environmental Investigation,” such as any soil or groundwater testing, (v) such access or related activities would not cause a violation of any agreement to which any Seller is a party, (vi) no Personal Information shall be disclosed or used other than in compliance with applicable privacy law and (vii) nothing herein shall require any member of the Seller Group or their representatives to furnish to Purchaser or provide Purchaser with access to information that (A) is subject to an attorney-client or an attorney work-product privilege, (B) legal counsel for the Seller Group reasonably concludes may give rise to antitrust or competition law issues or violate a protective order or otherwise may not be disclosed pursuant to Applicable Law (including any Public Health Measure) or (C) would cause significant competitive harm to the Seller Group if the Transactions are not consummated.

(b) Notwithstanding anything to the contrary contained in this Agreement, from the Agreement Date until the Closing Date, Purchaser shall not, and shall cause its representatives not to, have any contact or discussions concerning any member of the Seller Group, the Business, the Transaction or any other matters with any lender, borrower, creditor, guarantor, business partner, bank, landlord, tenant, supplier, customer, employee, manager, franchisee, distributer, noteholder, independent contractor, consultant or other material business relation of any Seller, in each case, without the prior written consent of the Seller Access Contact (which consent may be withheld in the Seller’s sole discretion and, if given, may be conditioned on the Seller Access Contact or his or her designee having the right to participate in any meeting or discussion).

(c) Any information provided to or obtained by Purchaser or its representatives, including pursuant to this Section 6.2 is confidential information and subject to the terms of, and the restrictions contained in, the Confidentiality Agreement. Purchaser agrees to be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein, and such provisions are hereby incorporated herein by reference. Effective upon (and only upon) the Closing, the Confidentiality Agreement shall automatically terminate and none of the parties thereto shall have any further Liability or obligation thereunder except with respect to any confidential information provided to or obtained by Purchaser or its representatives concerning the Seller Group, which information shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date. If this Agreement is terminated prior to Closing for any reason, the duration of the confidentiality of the Confidentiality Agreement shall be deemed extended, without any further action by the parties, for a period of time equal to the period of time elapsed between the date such Confidentiality Agreement was initially signed and the date of termination of this Agreement.

6.3 Efforts to Consummate. Except as otherwise provided in this Agreement, each of the parties hereto agrees to use its commercially reasonable efforts to cause the Closing to occur as soon as possible after the Agreement Date, including satisfying the conditions precedent set forth in ARTICLE 8 applicable to such party including (a) defending against any Actions, judicial or administrative, challenging this Agreement or the consummation of the Transactions, (b) seeking to have any preliminary injunction, temporary restraining order, stay or other legal restraint or prohibition entered or imposed by any court or other Governmental Authority that is not yet final and nonappealable vacated or reversed, and (c) and executing any additional instruments reasonably requested by another party hereto (without cost or expense to the executing party) necessary to carry out the Transactions and to fully carry out the purposes of this Agreement; provided, however, that, for purposes of “commercially reasonable efforts” standard as required by this Section 6.3, Section 6.4 or Section 6.5, neither the Seller nor its Affiliates or representatives shall be required to offer or grant any accommodation or concession (financial or otherwise) to any third party or to otherwise expend any money or suffer any detriment, to expend any money to remedy any breach of any representation or warranty hereunder, to commence any Action, to waive or surrender any right, to modify any agreement (including any Assigned Contract) or to provide financing to Purchaser for the consummation of the Transactions.

6.4 Notices and Consents. Reasonably promptly following the execution of this Agreement, the Seller will give, or cause to be given, applicable notices to third parties and thereafter will use commercially reasonable efforts (as limited by Section 6.3) to obtain the third-party consents set forth on Schedule 6.4; provided, however, that no representation, warranty, covenant or agreement of the Seller shall be breached or deemed breached, and no condition shall be deemed not satisfied, as a result of (a) the failure to obtain any such third-party consent (unless such consent is part of a closing condition of Seller), (b) any termination of a Contract as a result of the failure to obtain such third-party consent (unless such consent is part of a closing condition of Seller) or (c) any Action commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such consent or any such termination; provided, further, that nothing in this Section 6.4 shall require the Seller to expend any money or grant any concessions to obtain any such third-party consent (unless Purchaser provides the funds for or reimburses the Seller for such payment).

6.5 Regulatory Matters.

(a) Purchaser and the Seller will establish a mutually acceptable and prompt communication and interaction process to ensure the orderly transfer of the NDA for Zokinvy in the Progeria Field and other similar regulatory approval and authorization documents for jurisdictions outside of the United States. Promptly after Closing, the Parties shall file with the FDA, and any other relevant Governmental Authority all information required in order to transfer the NDA and other similar regulatory approval and authorization documents for jurisdictions outside of the United States from the Seller to Purchaser, including the information required pursuant to 21 C.F.R. § 314.72, or any successor regulation thereto, any authorization letters or notices, and letters of acceptance. Seller shall file the information required of a former owner, and Purchaser shall file the information required of a new owner, at each Party’s own expense. Both Purchaser and the Seller also agree to use all commercially reasonable efforts to take any actions required by the Governmental Authority or other government/health agencies to effect the transfer of the NDAs and other similar regulatory approval and authorization documents for jurisdictions outside of the United States from the Seller to Purchaser, and hereby further agree to cooperate with each other in order to effectuate the foregoing transfer of Zokinvy in the Progeria Field. The Parties agree to use all commercially reasonable efforts to complete the filing of the transfer of the NDAs and other similar regulatory approval and authorization documents for jurisdictions outside of the United States within ten (10) days from the Closing Date. The Seller may retain an archival copy of the NDAs and other similar regulatory approval and authorization documents for jurisdictions outside of the United States, including supplements and records that are required to be kept under 21 C.F.R. § 314.81 or other similar regulation.

(b) From and after the Closing Date until the Seller is dissolved, the Seller shall cooperate with Purchaser in preparing, disclosing and providing any relevant records, reports, responses or any other documentation that are required to be made, maintained and reported pursuant to the Governmental Authority in the Territory. The Parties agree to use their commercially reasonable efforts to take any other actions required by the FDA or any other Governmental Authority to effect the transaction.

(c) Until the completion of the transfer of Zokinvy in the Progeria Field to Purchaser, the Seller shall take all reasonably necessary or advisable actions to maintain the relevant NDA and other similar regulatory approval and authorization documents for jurisdictions outside of the United States.

6.6 Public Announcements. Between the Agreement Date and the Closing Date, except to the extent required by any Applicable Law or Action (including the Bankruptcy Cases), neither Purchaser nor the Seller shall, and Purchaser and the Seller shall cause their respective Affiliates and representatives not to, directly or indirectly, issue any press release or public announcement of any kind without the prior written consent of Purchaser and the Seller; provided, however, that the Seller and its Affiliates may make announcements from time to time to their respective employees, customers, suppliers, and other business relations and otherwise as the Seller may reasonably determine is necessary to comply with Applicable Law or the requirements of this Agreement or any other agreement to which any Seller or any such Affiliate is a party. Purchaser and the Seller shall cooperate in good faith to prepare a joint press release to be issued on the Closing Date, the terms of which shall be mutually agreed upon by the parties.

6.7 Update of Schedules; Knowledge of Breach. From time to time prior to the Closing, the Seller may supplement or amend the Schedules with respect to any matter first arising after the Agreement Date that would have been required to be set forth or described in such Schedules. Any such supplemental or amended disclosure shall not be deemed to have cured any such breach of representation or warranty for purposes of determining whether or not the conditions set forth in Section 8.2(a) have been satisfied. From and after the Closing, references to the Schedules shall be references to the Schedules as supplemented, modified and/or updated. If, prior to the Closing, Purchaser shall have reason to believe that any breach of a representation or warranty of the Seller has occurred (other than through notice from the Seller), Purchaser shall promptly so notify the Seller, in reasonable detail. Nothing in this Agreement, including this Section 6.7, shall imply that the Seller is making any representation or warranty as of any date other than the Closing Date (other than representations and warranties that are expressly made as of an earlier date).

ARTICLE 7.

POST-CLOSING COVENANTS

7.1 Access to Information; Books and Records. From and after the Closing, Purchaser and its Affiliates shall (i) afford the Seller Group and their respective representatives reasonable access, during normal business hours, upon reasonable advance notice and under reasonable circumstances, to the books and records of Purchaser and the Business shall permit the Seller Group and their respective representatives to examine and copy such books and records to the extent reasonably requested by such party and (ii) cause their representatives to furnish all information reasonably requested by any member of the Seller Group or their representatives in connection with financial or regulatory reporting, audit, third party litigation, preparing or filing of any Tax Return or the defense of any Tax claim or assessment or any other business purpose; provided, however, that nothing in this Section 7.1 shall require Purchaser or its Affiliates to furnish to the Seller Group or their respective representatives any material that is subject to an attorney-client or solicitor-client privilege or an attorney or solicitor work-product privilege or which may not be disclosed pursuant to Applicable Law. For a period of six (6) years following the Closing Date, or such longer period as may be required by Applicable Law or necessitated by applicable statutes of limitations, Purchaser shall, and shall cause its Affiliates to, maintain all such books and records in the jurisdiction in which such books and records were located prior to the Closing Date and shall not destroy, alter or otherwise dispose of any such books and records. On and after the end of such period, Purchaser shall, and shall cause its Affiliates to, provide the Seller with at least ten Business Days prior written notice before destroying, altering or otherwise disposing any such books and records, during which period the Seller may elect to take possession, at its own expense, of such books and records.

7.2 Post-Closing Receipt and Possession of Assets.

(a) After the Closing Date, the Seller shall transfer promptly to Purchaser from time to time (but in any event on a monthly basis) any payments constituting Transferred Assets received by the Seller. After the Closing Date, Purchaser shall transfer promptly to the Seller, from time to time (but in any event on a monthly basis), any payments constituting Excluded Assets, including any accounts receivable constituting Excluded Assets, received by Purchaser after the Closing.

(b) In the event that, after the Closing Date, Purchaser receives or otherwise is in possession of any other Excluded Asset, Purchaser shall promptly notify the Seller of its receipt or possession of such other Excluded Asset and transfer, at the Seller’s expense, such Excluded Asset to the Seller. In the event that, after the Closing Date, the Seller receives or otherwise is in possession of any other Transferred Asset, the Seller shall promptly notify Purchaser of its receipt or possession of such other Transferred Asset and transfer, at Purchaser’s expense (unless the Seller was required to transfer such Transferred Asset to Purchaser at Closing, in which case, and without limitation of any other remedies available to Purchaser, such transfer will be at the Seller’s expense), such Transferred Asset to Purchaser.

7.3 Tax Matters.

(a) All Taxes with respect to the income or operations of the Business or the ownership of the Transferred Assets that relate to any Straddle Period shall be apportioned between Seller and Purchaser as follows: (i) in the case of ad valorem or other property Taxes, on a per diem basis; and (ii) in the case of income, sales and use and withholding Taxes, employment Taxes, or other Taxes based on or measured by income, receipts or profits, as determined from the closing of the books and records of Seller and the Business at the close of business on the Closing Date.

(b) After the Closing Date, Purchaser and Seller shall furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance (including access to books, records, work papers and Tax Returns for Pre-Closing Tax Periods) relating to the Business or the Transferred Assets as is reasonably necessary for the preparation of any Tax Return, claim for refund or audit, and the prosecution or defense of any claim, suit or proceeding relating to any proposed Tax adjustment. Upon reasonable notice, Seller and Purchaser shall make its employees and facilities available on a mutually convenient basis to provide reasonable explanation of any documents or information provided hereunder. The other party hereto shall promptly (and in no event later than 30 days after receipt of the request) provide the requested information. The requesting party shall indemnify the other party for any out-of-pocket expenses incurred by such party in connection with providing any information or documentation pursuant to this Section 7.3(b). Any information obtained under this Section 7.3(b) shall be kept confidential, except as otherwise reasonably may be necessary in connection with the filing of Tax Returns or claims for refund or in conducting any Tax audit, dispute or contest.

ARTICLE 8.

CONDITIONS PRECEDENT

8.1 Conditions to Each Party’s Obligation. The respective obligations of the parties hereto to effect the Transactions are subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by the Seller and Purchaser), at or prior to the Closing, of the following conditions:

(a) No Injunctions or Restraints. No Order or Applicable Law preventing the consummation of the Transactions shall be in effect.

(b) Sale Order. The Bankruptcy Court shall have entered the Sale Order and such Sale Order shall be a Final Order (unless such Final Order requirement is waived by the Seller and Purchaser in their respective sole discretion).

8.2 Conditions to Obligations of Purchaser. The obligations of Purchaser to effect the Transactions is subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by Purchaser), at or prior to the Closing, of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Seller set forth in ARTICLE 3 shall be true and correct in all respects (without giving effect to any qualifications or limitations as to “materiality”, “Material Adverse Effect” or words of similar import set forth therein) as of the Closing as though made at and as of such time (other than such representations and warranties as are made as of an earlier date, which shall be so true and correct as of such date), except where the failure of such representations and warranties to be so true and correct would not have, individually or in the aggregate, a Material Adverse Effect.

(b) Performance of Covenants and Obligations. The Seller shall have performed or complied in all material respects with all obligations and covenants required to have been performed or complied with by it under this Agreement at or prior to the Closing, except to the extent of changes or developments contemplated expressly by the terms of this Agreement or caused by the Transactions.

(c) Closing Deliverables. The Seller shall have delivered to Purchaser the closing deliveries required to be delivered by the Seller pursuant to Section 2.8(a), Section 2.8(b), Section 2.8(c), Section 2.8(d), Section 2.8(e), and Section 2.8(g). The Escrow Agent shall have delivered its duly executed signature page of the Escrow Agreement to the Purchaser pursuant to Section 2.8(d).

8.3 Conditions to Obligations of the Seller. The obligation of the Seller to effect the Transactions is subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by the Seller), at or prior to the Closing, of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Purchaser set forth in ARTICLE 4 shall be true and correct in all respects (without giving effect to any qualifications or limitations as to “materiality” or words of similar import set forth therein) as of the Closing as though made at and as of such time (other than such representations and warranties as are made as of an earlier date, which shall be so true and correct as of such date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, (i) have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or (ii) otherwise prevent, hinder or delay the consummation of the Transactions.

(b) Performance of Covenants and Obligations of Purchaser. Purchaser shall have performed or complied in all material respects with all obligations and covenants required to have been performed or complied with by it under this Agreement at or prior to the Closing, except to the extent of changes or developments contemplated by the terms of this Agreement or caused by the Transactions.

(c) Closing Deliverables. Purchaser shall have delivered to the Seller the closing deliveries required to be delivered by Purchaser pursuant to Section 2.8(a), Section 2.8(b), Section 2.8(c), Section 2.8(d), Section 2.8(e), and Section 2.8(f). The Escrow Agent shall have delivered its duly executed signature page of the Escrow Agreement to the Seller pursuant to Section 2.8(d).

8.4 Waiver of Condition; Frustration of Conditions. All conditions to the Closing shall be deemed to have been satisfied or waived from and after the Closing. Neither Purchaser nor the Seller may rely on the failure of any condition set forth in this ARTICLE 8, as applicable, to be satisfied if such failure was caused by such party’s failure to use, as required by this Agreement, its reasonable best efforts to consummate the Transactions.

8.5 Delivery of a Notice of Readiness to Close. At any time after the Seller’s satisfaction of its conditions to Closing in accordance with the terms of Section 8.1 and Section 8.3 of this Agreement, the Seller may deliver a notice to the Purchaser (a “Notice of Readiness to Close”). The Purchaser shall have three (3) Business Days from delivery of a Notice of Readiness to Close to satisfy its conditions to Closing in accordance with the terms of Section 8.1 and Section 8.2 of this Agreement and consummate the Transactions. If Purchaser does not satisfy its conditions to Closing and consummate the Transaction within three (3) Business Days, Purchaser shall forfeit the entire Deposit Escrow Amount to the Seller.

ARTICLE 9.

TERMINATION

9.1 Events of Termination. Notwithstanding anything to the contrary, this Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing:

(a) by mutual written consent of Purchaser and the Seller;

(b) automatically, upon (i) the consummation of a sale or other disposition of all or substantially all of the Transferred Assets to a Person other than Purchaser (each, an “Alternate Transaction”), (ii) if, at close of the Auction, Purchaser’s bid has not been selected as either the winning bid or the Back-Up Bid or (iii) if, at the close of the Auction, Purchaser’s bid was selected as the Back-Up Bid, upon the consummation of a Competing Bid or Alternative Transaction;

(c) by Purchaser or the Seller by written notice to Purchaser or the Seller from the other, if the Bankruptcy Case is dismissed or converted to a case under chapter 7 of the Bankruptcy Code;

(d) by Purchaser or the Seller by written notice to Purchaser or the Seller from the other, if Purchaser is not selected as having the winning bid or Back-Up Bid at Auction, if any;

(e) by Purchaser if the Seller (i) withdraws the motion for the Sale Order, or publicly announces its intention to withdraw such motion, (ii) moves to voluntarily dismiss the Bankruptcy Cases, (iii) moves for conversion of the Bankruptcy Cases to Chapter 7 of the Bankruptcy Code, or (iv) moves for appointment of an examiner with expanded powers pursuant to Section 1104 of the Bankruptcy Code or a trustee in the Bankruptcy Cases;

(f) by Purchaser, by written notice from Purchaser to the Seller, if there has been a breach or inaccuracy of a covenant, representation or warranty made by the Seller in this Agreement, such that the conditions in Section 8.1 or Section 8.2 are not capable of being satisfied and which breach is incapable of being cured or, if capable of being cured, has not been cured by the Seller prior to the earlier of (i) 20 Business Days after receipt of written notice from Purchaser requesting such breach be cured or (ii) the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(f) shall not be available to Purchaser if the failure of Purchaser to fulfill any of its obligations under this Agreement has been the primary cause of, or resulted in, such breach, or if the conditions in Section 8.1 or Section 8.3 are not capable of being satisfied because there is then a breach or inaccuracy of a covenant, representation or warranty made by Purchaser in this Agreement;

(g) by the Seller, by written notice from the Seller to Purchaser, if there has been a breach or inaccuracy of a covenant, representation or warranty made by Purchaser in this Agreement, such that the conditions in Section 8.1 or Section 8.3 are not capable of being satisfied and which breach is incapable of being cured or, if capable of being cured, has not been cured by Purchaser prior to the earlier of (i) 20 Business Days after receipt of written notice from the Seller requesting such breach be cured or (ii) the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(g) shall not be available to the Seller if the failure of the Seller to fulfill any of its obligations under this Agreement has been the primary cause of, or resulted in, such breach, or if the conditions in Section 8.1 or Section 8.3 are not capable of being satisfied because there is then a breach or inaccuracy of a covenant, representation or warranty made by the Seller in this Agreement;

(h) by Purchaser or the Seller, by written notice from Purchaser or the Seller to the other, if any Governmental Authority of competent jurisdiction shall have issued an Order, enacted any Applicable Law or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the Transactions and, in the case of Orders and other actions, such Order or other action shall have become Final Orders; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(h) shall not be available to the party seeking to terminate if any action of such party or any failure of such party to act has contributed to such Order or other action and such action or failure constitutes a breach of this Agreement;

(i) by Purchaser or the Seller, by written notice from Purchaser or the Seller to the other, if the Closing has not occurred on or prior to June 1, 2024 (the “Outside Date”); provided, however, that the party exercising the right to terminate this Agreement pursuant to this Section 9.1(i) shall not have been responsible for such failure of the Closing to occur through a breach or inaccuracy of a covenant, representation or warranty contained in this Agreement (it being understood, acknowledged, and agreed that if Seller is unable to provide any required Closing deliverable of Seller, then Seller shall be deemed to have been responsible for such failure of the Closing for purposes of this Section 9.1(i)); or

(j) by Purchaser by written notice to the Seller if the Bankruptcy Court does not approve the Bid Procedures Order without any material modifications (other than such modifications reasonably acceptable to Purchaser) to the protections to Purchaser set forth in Section 9.3(a), Section 9.3(b), and Section 9.3(c).

9.2 Effect of Termination.

(a) In the event that this Agreement shall be terminated pursuant to Section 9.1, (a) Purchaser and its representatives shall promptly return all documents, work papers and other materials of the Seller including any confidential information and (b) all further obligations of the parties hereto under this Agreement shall terminate without further Liability or obligation to the other parties hereto; provided, however, that, notwithstanding the foregoing, the Liabilities and obligations under (i) the Confidentiality Agreement, and (ii) Section 2.9(c), Section 6.2(c), this Section 9.2 and ARTICLE 10 shall continue in full force and effect.

(b) Notwithstanding anything to the contrary in this Agreement, in the event of valid termination of this Agreement pursuant to Section 9.1, (i) the Seller’s Liability hereunder for any and all breaches of this Agreement prior to such termination of this Agreement shall be capped at an amount equal to the Deposit Escrow Amount, and (ii) no such termination shall relieve Purchaser from any Liability hereunder for any and all breaches of this Agreement prior to such termination of this Agreement (including if this Agreement is terminated by the Seller pursuant to Section 9.1(g)) and the Seller shall be entitled to all remedies available at law or in equity, including payment of the Deposit Escrow Amount pursuant to Section 2.9(c).

9.3 Termination Fee and Expense Reimbursement.

(a) Subject to limitations set forth in the Bid Procedures Order, in consideration of Purchaser having expended considerable time and expense in connection with this Agreement and the negotiation thereof, and the identification and quantification of assets to be included in the Transferred Assets, and to compensate Purchaser as a stalking-horse bidder, the Seller shall pay in cash to Purchaser, by wire transfer of immediately available funds to the account specified by Purchaser to the Seller in writing, an amount equal to the Termination Fee in the event that this Agreement is terminated pursuant to Section 9.1(b), in which case the

Termination Fee shall be due and payable simultaneously with any termination of this Agreement; provided, that, Purchaser shall not be entitled to the fee described in this Section 9.3(a) to the extent Purchaser is in material breach of this Agreement at the time this Agreement is terminated pursuant to Section 9.1(b) if Seller has provided notice of such material breach to Purchaser and such material breach has remained uncured for more than five (5) Business Days after Purchaser’s receipt of such notice. The Termination Fee shall be payable solely from the proceeds of such Competing Bid or Alternative Transaction. The Seller’s obligation to pay the Termination Fee pursuant to this Section 9.3(a) shall survive termination of this Agreement and shall constitute an administrative expense of the Seller under section 364(c)(1) of the Bankruptcy Code with priority over any and all administrative expenses of the kind specified in section 503(b) or 507(b) of the Bankruptcy Code.

(b) Subject to limitations set forth in the Bid Procedures Order, in consideration of Purchaser having expended considerable time and expense in connection with this Agreement and the negotiation thereof, and the identification and quantification of assets to be included in the Transferred Assets, if this Agreement is terminated in accordance with the terms set forth in Section 9.1(b), then the Seller shall pay to Purchaser in cash not later than two (2) Business Days following receipt of documentation supporting the request for reimbursement of costs, fees and expenses, the Expense Reimbursement, in an amount not to exceed $600,000, by wire transfer of immediately available funds to an account specified by Purchaser to the Seller in writing; provided, that, Purchaser shall not be entitled to the fee described in this Section 9.3(a) to the extent Purchaser is in material breach of this Agreement at the time this Agreement is terminated pursuant to Section 9.1(b) if Seller has provided notice of such material breach to Purchaser and such material breach has remained uncured for more than five (5) Business Days after Purchaser’s receipt of such notice. The Expense Reimbursement shall be payable solely from the proceeds of such Competing Bid or Alternative Transaction. The Seller’s obligation to pay the Expense Reimbursement pursuant to this Section 9.3(b)9.3(b) shall survive termination of this Agreement and shall constitute an administrative expense of Seller under section 364(c)(1) of the Bankruptcy Code with priority over any and all administrative expenses of the kind specified in section 503(b) or 507(b) of the Bankruptcy Code.

(c) The Seller agrees and acknowledges that Purchaser’s due diligence, efforts, negotiation, and execution of this Agreement have involved substantial investment of management time and have required significant commitment of financial, legal, and other resources by Purchaser, and that such due diligence, efforts, negotiation, and execution have provided value to the Seller and, in the Seller’s reasonable business judgment, is necessary for the preservation of the value of the Seller’s estate. The Seller further agrees and acknowledges that the Termination Fee and the Expense Reimbursement are not a penalty, but rather represent liquidated damages that are reasonable in relation to Purchaser’s efforts, Purchaser’s lost opportunities from pursuing the Transactions, and the magnitude of the Transactions. The provision of the Termination Fee and the Expense Reimbursement is an integral part of this Agreement, without which the Purchaser would not have entered into this Agreement.

ARTICLE 10.

GENERAL PROVISIONS

10.1 Survival of Representations, Warranties and Covenants. All covenants and agreements contained in this Agreement that by their term are to be performed in whole or in part, or which prohibit actions, subsequent to Closing shall, solely to the extent such covenants and agreements are to be performed, or prohibit actions, subsequent to Closing, survive the Closing in accordance with their terms until fully performed or satisfied. All other covenants and agreements contained herein, and all representations and warranties contained herein or in any certificated deliveries hereunder shall not survive Closing and shall therefor terminate, including any Action for damages in respect of any breach or inaccuracy thereof. Notwithstanding the foregoing, the provisions of Section 2.9(c), Section 6.2, Section 9.2, this Article 10 and the Confidentiality Agreement shall survive the Closing. For the avoidance of doubt, nothing in this Section 10.1 shall affect the survival of the covenants or representations or warranties of Seller under the Sublicense Agreement or its related agreements.

10.2 Entire Agreement. This Agreement, including the Exhibits and Schedules hereto, the Confidentiality Agreement and the Related Documents, contain the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior and contemporaneous agreements, arrangements, contracts, discussions, negotiations, undertakings and understandings (including any letters of intent or term sheets), whether written or oral, among the parties with respect to such subject matter (other than, for the avoidance of doubt, the Confidentiality Agreement and the Related Documents) or any prior course of dealings. The parties hereto have voluntarily agreed to define their rights, Liabilities and obligations respecting the Transactions exclusively in contract pursuant to the express terms and conditions of this Agreement, the Confidentiality Agreement and the Related Documents, and the parties hereto expressly disclaim that they are owed any duties or entitled to any remedies not expressly set forth in this Agreement, the Confidentiality Agreement and the Related Documents. Furthermore, the parties each hereby acknowledge that this Agreement, the Confidentiality Agreement and the Related Documents embody the justifiable expectations of sophisticated parties derived from arm’s-length negotiations, and all parties to this Agreement, the Confidentiality Agreement and the Related Documents specifically acknowledge that no party has any special relationship with another party that would justify any expectation beyond that of an ordinary purchaser and an ordinary seller in an arm’s-length transaction. The sole and exclusive remedies for any Related Claims shall be those remedies available at law or in equity for breach of contract only (as such contractual remedies have been further limited or excluded pursuant to the express terms of this Agreement); and the parties hereby agree that neither party hereto shall have any remedies or cause of action (whether in contract or in tort or otherwise) of any statements, communications, disclosures, failures to disclose, representations or warranties not set forth in this Agreement.

10.3 Amendment; No Waiver. This Agreement and the Related Documents may be amended, supplemented or changed, and any provision hereof or thereof can be waived, only by a written instrument making specific reference to this Agreement (and, if applicable, the Related Documents) executed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. The waiver by any party of a breach of any provision of this Agreement or the Related Documents shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall a single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

10.4 Severability; Specific Versus General Provisions. Whenever possible, each provision of this Agreement and the Related Documents shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any term or other provision of this Agreement or the Related Documents is invalid, illegal, or incapable of being enforced by any Applicable Law or public policy, all other terms or provisions of this Agreement and the Related Documents shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, in whole or in part, such term or provision is hereby deemed modified to give effect to the original written intent of the parties to the greatest extent consistent with being valid and enforceable under Applicable Law. No party hereto shall assert, and each party shall cause its respective Affiliates or related parties not to assert, that this Agreement or any part hereof is invalid, illegal or unenforceable. Notwithstanding anything to the contrary, to the extent that a representation, warranty, covenant or agreement of the Seller contained in this Agreement or the Schedules (each, a “Provision”) addresses a particular issue with specificity (a “Specific Provision”), and no breach by the Seller exists under such Specific Provision, the Seller shall not be deemed to be in breach of any other Provision (with respect to such issue) that addresses such issue with less specificity than the Specific Provision, and if such Specific Provision is qualified or limited by the Seller’s Knowledge, or in any other manner, no other Provision shall supersede or limit such qualification in any manner.

10.5 Expenses and Obligations. Except as otherwise provided in this Agreement, all costs and expenses incurred by the parties hereto in connection with the Transactions, including the costs, expenses and disbursements of counsel and accountants, shall be borne solely and entirely by the party that has incurred such expenses; provided, however, that Purchaser shall pay, or promptly reimburse the Seller for, any filing fees which relate to any required governmental filing or notification and Purchaser shall pay any Transfer Taxes.

10.6 Notices. All notices, consents, waivers, and other communications under this Agreement or the Related Documents must be in writing and will be deemed to have been duly given (a) if personally delivered, on the date of delivery, (b) if delivered by express courier service of national standing for next day delivery (with charges prepaid), on the Business Day following the date of delivery to such courier service, (c) if delivered by electronic mail (unless the sender receives an automated message that the email has not been delivered) on the date of transmission if on a Business Day before 5:00 p.m. local time of the business address of the recipient party (otherwise on the next succeeding Business Day) and (d) if deposited in the United States mail, first-class postage prepaid, on the date of delivery, in each case to the appropriate addresses or email addresses set forth below (or to such other addresses as a party may designate by notice to the other parties in accordance with this Section 10.6):

If to Purchaser:

Sentynl Therapeutics, Inc.

420 Stevens Avenue, Suite 200

Solana Beach, CA 92075

Attn: Matt Heck, Chief Executive Officer

Email: [*]

with a copy to (which will not constitute notice):

Pillsbury Winthrop Shaw Pittman LLP

11682 El Camino Real, Suite 200

Attn: Christian A. Salaman and Jason Stirling

email: [*]

    [*]

If to the Seller:

Eiger BioPharmaceuticals, Inc.

2155 Park Boulevard

Palo Alto, CA 94306-1543

Attn: David Apelian, Chief Executive Officer

Email: [*]

with a copy to (which will not constitute notice):

Sidley Austin LLP

2021 McKinney Ave., Suite 2000

Dallas, TX 75201

Attention: Thomas R. Califano

       William E. Curtin

       Anne G. Wallice

Email: [*]

      [*]

      [*]

10.7 Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format, or other agreed format shall be sufficient to bind the parties to the terms and conditions of this Agreement. Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any Related Document, shall be disregarded in determining the party’s intent or the effectiveness of such signature.

10.8 Governing Law. This Agreement, the Related Documents and all Related Claims shall be governed by the internal laws of the State of Delaware (including its statute of limitations), without giving effect to any choice or conflict of law principles or rules that would cause the application of the Applicable Laws of any other jurisdiction.

10.9 Submission to Jurisdiction; Consent to Service of Process.

(a) Without limiting any party’s right to appeal any Order of the Bankruptcy Court, (i) the Bankruptcy Court shall retain exclusive jurisdiction to interpret and/or enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any Related Document, any breach or default hereunder or thereunder, or the Transactions, and (ii) any and all proceedings related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court and shall receive notices at such locations as indicated in Section 10.6; provided, however, that if the Bankruptcy Cases have closed, the parties agree to irrevocably submit to the exclusive jurisdiction of the United States District Court for the Northern District of Texas over all Related Claims, and each party hereto hereby irrevocably agrees that all Related Claims may be heard and determined in such courts. The parties hereto hereby irrevocably and unconditionally waive, to the fullest extent permitted by Applicable Law, any objection which they may now or hereafter have to the laying of venue of any such Related Claim brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

(b) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any Related Claim by the delivery of a copy thereof in accordance with the provisions of Section 10.6 (other than by email) along with a notification that service of process is being served in conformance with this Section 10.9(b). Nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by Applicable Law.

10.10 Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT, THE RELATED DOCUMENTS OR ANY RELATED CLAIMS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY EXPRESSLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING OR RELATED CLAIM BROUGHT BY OR AGAINST IT, DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE RELATED DOCUMENTS OR ANY RELATED CLAIMS.

10.11 Rights Cumulative. All rights and remedies of each of the parties under this Agreement and the Related Documents will be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement, the Related Documents or Applicable Law.

10.12 Assignment. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors by operation of law and permitted assigns of the parties hereto. No assignment of this Agreement or any of the rights, interests or obligations under this Agreement may be made by any party hereto at any time, whether or not by operation of law, without the prior written consent of the Seller and Purchaser, and any attempted assignment without the required consent shall be void; provided, however, that (a) Purchaser may assign (i) any of its rights or delegate any of its duties under this Agreement to any of its Affiliates, and (ii) its rights, but not its duties, under this Agreement to any of its financing sources and (b), the Seller may assign any of its rights or delegate any of its duties under this Agreement (i) to any of its Affiliates, (ii) to any creditor or group of creditors pursuant to an order of the Bankruptcy Court entered in the Bankruptcy Cases, including Seller’s rights to payment hereunder and rights and ability to enforce the terms of this Agreement and (iii) for collateral security purposes to any lender of the Seller or its Affiliates; provided, further, however, that, in each case, such assignment shall not release Purchaser from its obligations under this Agreement and the Seller shall have no obligation to pursue remedies against any assignee of Purchaser before proceeding against Purchaser for any breach of Purchaser’s obligations hereunder.

10.13 Specific Enforcement; Remedies. The parties hereto agree that irreparable damage (for which monetary relief, even if available, would not be an adequate remedy) would occur in the event that any of the provisions of this Agreement were not performed by the parties hereto in accordance with their specific terms or were otherwise breached. It is accordingly agreed that (i) Purchaser, on the one hand, and the Seller, on the other hand, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction without proof of damages or otherwise and that this shall include the right of the Seller to cause Purchaser to fully perform the terms of this Agreement to the fullest extent permissible pursuant to this Agreement and Applicable Laws and to thereafter cause this Agreement and the Transactions to be consummated on the terms and subject to the conditions thereto set forth in this Agreement, and (ii) the right of specific performance and other equitable relief is an integral part of the Transactions and without that right, neither the Seller nor Purchaser would have entered into this Agreement. Remedies shall be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement. Each of the parties hereto hereby (A) waives any defenses in any action for specific performance, including the defense that a remedy at law would be adequate, (B) waives any requirement under any Applicable Law to post a bond or other security as a prerequisite to obtaining equitable relief and (C) agrees not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. Notwithstanding anything to the contrary, in no event shall this Section 10.13 be used, alone or together with any other provision of this Agreement, to require the Seller to remedy any breach of any representation or warranty of the Seller.

10.14 Third-Party Beneficiaries. Except as set forth in ARTICLE 2 (with respect to the Seller), Section 10.15 (with respect to the Nonparty Affiliates), Section 10.16 (with respect to the released parties identified therein), Section 10.17 (with respect to the Sellers’ Group Members) and the next sentence, nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto any rights or remedies of any nature whatsoever under or by reason of this Agreement. From and after the Closing, all of the Persons identified as third-party beneficiaries in the first sentence of this Section 10.14 shall be entitled to enforce such provisions and to avail themselves of the benefits of any remedy for any breach of such provisions, all to the same extent as if such Persons were parties to this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with this Agreement without notice or Liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any party hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the Agreement Date or as of any other date.

10.15 No Personal Liability of Directors, Officers and Owners. All Related Claims may be made only against (and are those solely of) the entities that are expressly identified as parties in the preamble to this Agreement (the “Contracting Parties”). No Person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, or any financial advisor or lender to, any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, or any financial advisor or lender to, any of the foregoing (collectively, “Nonparty Affiliates”), shall have any Liability pursuant to any Related Claim; and, to the maximum extent permitted by Applicable Law, each Contracting Party hereby waives and releases all such Liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Applicable Law, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at Applicable Law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose Liability of a Contracting Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement or the Related Documents.

10.16 General Release.

(a) Effective as of the Closing, the Seller, on behalf of itself, its Affiliates and each of their respective successors and assigns (each of the foregoing, a “Seller Releasing Party”), hereby fully, irrevocably and unconditionally releases and forever discharges Purchaser and its respective past and present directors, managers, officers, employees, agents, stockholders, members, representatives and Affiliates from and against, and covenants that it will not (directly or indirectly) assert any claim or proceeding of any kind before any Governmental Authority based upon, any and all claims, Actions, causes of action, suits, rights, agreements, Liabilities and demands whatsoever and all consequences thereof, known or unknown, actual or potential, suspected or unsuspected, fixed or contingent, both in law and in equity, whether existing as of the Closing or arising thereafter, that a Seller Releasing Party has or may have, now or in the future, arising out of, relating to, or resulting from any act or omission, error, negligence, breach of contract, tort, violation of law, matter or cause whatsoever from the beginning of time to the Closing Date. The foregoing sentence shall not be deemed to be a release or waiver by a Seller Releasing Party of any Action it may have under this Agreement or any of the other Related Documents.

(b) Effective as of the Closing, Purchaser, on behalf of itself, its Affiliates and each of their respective successors and assigns (each of the foregoing, a “Purchaser Releasing Party”), hereby fully, irrevocably and unconditionally releases and forever discharges the Seller, the Seller’s Affiliates and its and their respective past and present directors, managers, officers, agents, stockholders, members, representatives and Affiliates from and against, and covenants that it will not (directly or indirectly) assert any claim or proceeding of any kind before any Governmental Authority based upon, all claims, Actions, causes of action, suits, rights, agreements, Liabilities and demands whatsoever and all consequences thereof, known or unknown, actual or potential, suspected or unsuspected, fixed or contingent, both in law and in equity, whether existing as of the Closing or arising thereafter, that a Purchaser Releasing Party has or may have, now or in the future, arising out of, relating to, or resulting from any act or omission, error, negligence, breach of contract, tort, violation of law, matter or cause whatsoever from the beginning of time to the Closing Date. The foregoing sentence shall not be deemed to be a release or waiver by a Purchaser Releasing Party of any Action it may have under this Agreement or any of the other Related Documents.

10.17 Legal Representation. Purchaser and the Seller acknowledge and agree that the Law Firm has represented the Seller Group in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the Related Documents and the consummation of the Transactions, and that the Seller, its Affiliates and its partners, officers, directors and representatives (the “Seller Group Members”) have a reasonable expectation that the Law Firm will represent them in connection with any Action involving any Seller Group Member, on the one hand, and Purchaser or any of its Affiliates and representatives (the “Purchaser Group Members”), on the other hand, arising under this Agreement, the Related Documents or the Transactions. Purchaser hereby, on behalf of itself and the other Purchaser Group Members, irrevocably: (a) acknowledges and agrees that any attorney-client privilege, solicitor-client privilege, work product or other attorney-client or solicitor-client confidential information (“Attorney-Client Information”) arising from communications prior to the Closing between any Seller (including any one or more officers, directors or stockholders of such Seller), on the one hand, and the Law Firm, on the other hand, is not included in the property, rights, privileges, powers, franchises and other interests that are possessed by or vested in the Business or the Transferred Assets, that any such Attorney-Client Information shall be deemed property of, and controlled solely by, such Seller for the benefit and on behalf of the Seller Group Members and, upon request, convey and transfer any Attorney-Client Information to the Seller; (b) acknowledge and agree that the Seller Group Members shall have the right to retain, or cause the Law Firm to retain, any such documentation or information in the possession of the Law Firm or such Seller Group Members at the Closing; (c) agree not to access, retain or use any documentation or information constituting Attorney-Client Information and that no Purchaser Group Member shall have any right to waive any attorney-client privilege or other right to confidentiality with respect to such Attorney-Client Information; (d) disclaim the right to assert a waiver by any Seller Group Member with regard to the attorney-client privilege, solicitor-client privilege or other right to confidentiality with respect to such Attorney-Client Information solely due to the fact that such documentation or information is physically in the possession of Purchaser after the Closing; (e) consent to the Law Firm’s representation after the Closing of any Seller Group Member in any Action that may relate to a Purchaser Group Member or the Transactions and consent to and waive any conflict of interest arising therefrom without the need for any future waiver or consent; and (f) consent to the disclosure by the Law Firm to any Seller Group Member of any documentation or information obtained by the Law Firm during the course of its representation of Seller or any Affiliate prior to the Closing, whether related to this Agreement, the Related Documents, the Transactions or otherwise, whether or not such disclosure is made prior to or after the Closing and whether or not the documentation or information disclosed is subject to any attorney-client privilege, solicitor-client privilege or confidentiality obligation to any Seller, any Affiliate of such Seller or any other Person. In the event that any Action arises after the Closing between any Purchaser Group Member and a Person other than a Seller Group Member, such Purchaser Group Member shall not disclose any documentation or information that is subject to an attorney-client privilege or other rights of confidentiality referenced in this Section 10.17 without the prior written consent of the applicable Seller; provided, however, that if such Purchaser Group Member is required by judicial order or other legal process to make such disclosure, such Purchaser Group Member shall promptly notify the applicable Seller in writing of such requirement (without making disclosure) and shall provide such Seller with such cooperation and assistance as shall be necessary to enable such Seller to prevent disclosure by reason of such attorney-client privilege, solicitor-client privilege or other rights of confidentiality. This Section 10.17 is for the benefit of the Seller Group Members and such Persons are intended third-party beneficiaries of this Section 10.17.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

PURCHASER:

SENTYNL THERAPEUTICS, INC.

By:	/s/ Matt Heck
Name: Matt Heck
Title: President and CEO

Signature Page to Asset Purchase Agreement

SELLER:

EIGER BIOPHARMACEUTICALS, INC.

By:	/s/ David Apelian
Name: David Apelian
Title: Chief Executive Officer

Signature Page to Asset Purchase Agreement

EXHIBIT A

Form of Escrow Agreement

See attached.

Exhibit A to Asset Purchase Agreement

EXHIBIT B

Form of Bill of Sale and Assignment and Assumption Agreement

See attached.

Exhibit B to Asset Purchase Agreement

EXHIBIT C

Form of Merck Side Letter

See attached.

Exhibit C to Asset Purchase Agreement

EXHIBIT D

Form of PRF Novation Agreement

See attached.

Exhibit D to Asset Purchase Agreement

EXHIBIT E

Form of Sublicense Agreement

See attached.

Exhibit E to Asset Purchase Agreement